Exhibit 10.2

$15,000,000

CREDIT AGREEMENT

Dated as of November 15, 2011

Among

AQUILEX HOLDINGS LLC,

as Borrower,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

U.S. BANK NATIONAL ASSOCIATION,

as Administrative Agent and Collateral Agent

Section 6.09	Books and Records	67
Section 6.10	Inspection Rights	67
Section 6.11	Covenant to Guarantee Obligations and Give Security	67
Section 6.12	Use of Proceeds	70
Section 6.13	Further Assurances and Post-Closing Undertakings	70
Section 6.14	Taxes	71
Section 6.15	End of Fiscal Years; Fiscal Quarters	71
Section 6.16	Material Contracts	72
Section 6.17	Ratings	72
Section 6.18	Compliance with Forbearance Agreements	72
Section 6.19	Compliance with Terms of Leaseholds	72
Section 6.20	Adherence to Approved Bridge Budget	72
Section 6.21	Restructuring Milestones	72
Section 6.22	Collateral Access Agreements	73

	ARTICLE VII

	NEGATIVE COVENANTS

Section 7.01	Liens	73
Section 7.02	Investments	76
Section 7.03	Indebtedness	78
Section 7.04	Fundamental Changes	80
Section 7.05	Dispositions	81
Section 7.06	Restricted Payments	82
Section 7.07	Change in Nature of Business	83
Section 7.08	Transactions with Affiliates	83
Section 7.09	Prepayments, Etc. of Indebtedness; Restrictions on Prepayments of Indebtedness under the First Lien Loan Documents, Senior Notes and Non-Pari Passu Indebtedness	84
Section 7.10	Negative Pledge	85
Section 7.11	Partnerships, Etc	85
Section 7.12	Amendments to Constitutive Documents	85
Section 7.13	[Reserved.]	85
Section 7.14	[Reserved.]	85
Section 7.15	[Reserved.]	85
Section 7.16	Capital Expenditures	85

	ARTICLE VIII

	HOLDINGS COVENANTS

Section 8.01	Business of Holdings	86

Section 11.19	USA PATRIOT Act	110
Section 11.20	Dutch Pledge	111

SCHEDULES

1	--	Guarantors
1.01A	--	Existing Indebtedness
1.01B	--	Foreign Subsidiaries
1.01C	--	Immaterial Subsidiaries
1.01D	--	Collateral Documents
1.01E	--	Unrestricted Subsidiaries
2.01	--	Commitments
5.01(a)	--	Non-Complying Subsidiaries
5.03	--	Governmental Authorizations and Filings
5.06	--	Litigation
5.07(b)(i)	--	Owned Real Property
5.07(b)(ii)	--	Leased Real Property
5.07(b)(iii)	--	Leased Real Property Subject to Collateral Access Agreements
5.08	--	Collateral Filings and Perfection Matters
5.09(a)	--	Environmental Compliance Exceptions
5.09(b)	--	Hazardous Material Release
5.09(c)	--	Remedial Actions
5.09(d)	--	Environmental Permits
5.09(e)	--	Environmental Liabilities
5.10(b)	--	Tax Returns Under Review
5.11(a)	--	Compliance with ERISA
5.12	--	Labor Matters
5.13	--	Subsidiaries and Other Equity Investments
5.16	--	Intellectual Property, Licenses
7.01(b)	--	Existing Liens
7.02(n)	--	Investments made on or before the Closing Date in Non-Loan Party Subsidiaries and Unrestricted Subsidiaries
7.03(c)	--	Surviving Indebtedness
7.03(d)	--	Guarantee Obligations
7.05(k)	--	Permitted Sale Leasebacks
11.02	--	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A-1	--	Committed Loan Notice
A-2	--	Form of Prepayment Notice
B	--	[Reserved.]
C	--	Note

v

D	—	Compliance Certificate
E	—	Assignment and Assumption
F	—	Guaranty
G-1	—	Holdings Pledge Agreement
G-2	—	Security Agreement
G-3	—	WSI Pledge Agreement
H-1	—	Opinion Matters — Form of Opinion of Weil, Gotshal & Manges LLP
H-2	—	Opinion Matters — Form of Opinion of Delaware Counsel to Loan Parties
I	—	Intellectual Property Security Agreement
J	—	Officer’s Certificate
K	—	Form of Perfection Certificate
L	—	Form of Collateral Access Agreement
M	—	Form of Intercreditor Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 15, 2011, among AQUILEX HOLDINGS LLC, a Delaware limited liability company (the “Borrower”), the Lenders (as defined below), and U.S. Bank National Association (“U.S. Bank”), as Administrative Agent and Collateral Agent.

PRELIMINARY STATEMENTS

1. The Borrower has requested that the Lenders extend credit to the Borrower in the form of Loans in an aggregate principal amount equal to $15,000,000 (the “Facility”).

2. The Borrower and the Guarantors (as defined below) contemplate restructuring their existing debts (including, but not limited to, the First Lien Credit Agreement (as defined herein) and the Senior Notes (as defined herein)) pursuant to a Support Agreement (as defined below), and in furtherance of such goal will, among other things, agree to an Approved Bridge Budget (as defined herein);

3. The proceeds of the Facility shall be used solely in accordance with the Approved Bridge Budget and as set forth in Section 6.12 hereof;

4. The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account Control Agreement” means an account control agreement in form and substance reasonably acceptable to the Collateral Agent (at the direction of the Requisite Lenders), to be entered into pursuant to Section 6.13(d) by the Borrower, the First Lien Collateral Agent, the Collateral Agent, and Wells Fargo Bank, National Association.

“Accounting Principles” means the accounting principles utilized in the preparation and presentation of the management statements and the Unaudited Financial Statements.

“Acquired Entity or Business” means, for any period, any Person, property, business or asset acquired by the Borrower or any Subsidiary, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Subsidiary during such period.

“Acquisition Agreement” means that certain Unit Purchase Agreement, dated as of October 4, 2008, among Harvest Partners IV, Holdings, the Borrower and the other sellers party thereto.

“Administrative Agent” means, subject to Section 10.13, U.S. Bank, in its capacity as administrative agent under the Loan Documents, or any successor administrative agent appointed in accordance with Section 10.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent’s Fee Letter” means the letter, dated November 15, 2011, addressed to the Borrower from U.S. Bank and accepted by the Borrower on November 15, 2011, setting forth certain fees and expenses payable to U.S. Bank in its capacity as administrative agent and collateral agent under the Facility.

“Agent Parties” has the meaning set forth in Section 11.02(f).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” has the meaning set forth in the opening paragraph.

“Agreement Currency” has the meaning specified in Section 11.17.

“Applicable Lending Office” means for any Lender, such Lender’s office, branch or affiliate designated for Eurocurrency Rate Loans or Base Rate Loans, as applicable, as notified to the Administrative Agent and the Borrower or as otherwise specified in the Assignment and Assumption pursuant to which such Lender became a party hereto, any of which offices may, subject to Section 3.01(e) and Section 3.02, be changed by such Lender upon 10 days’ prior written notice to the Administrative Agent and the Borrower; provided, that, for the purposes of the definition of “Excluded Taxes” and Section 3.01, any such change shall be deemed an assignment made pursuant to an Assignment and Assumption.

“Applicable Rate” means a percentage per annum equal to (i) with respect to Loans that are Eurocurrency Rate Loans, 9.50% and (ii) with respect to Loans that are Base Rate Loans, 8.50%.

“Approved Bridge Budget” shall mean the operating budget delivered to the Administrative Agent and the Lenders in accordance with Section 4.01(a)(x), as updated pursuant to Section 6.01(g)(i) during the term of the Facility, to the extent such update is reasonably approved by the Requisite Lenders.

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Asset Percentage” has the meaning specified in Section 2.05(b)(ii).

“Assignees” has the meaning specified in Section 11.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Audited Financial Statements” means the audited balance sheets of the Borrower for the fiscal year ended December 31, 2010, and the related audited statements of income and cash flows of the Borrower for the fiscal year ended December 31, 2010.

“Backstop Agreement” has the meaning specified in Section 6.21(a).

“Basel III” means the reforms and measures developed by the Basel Committee on Banking Supervision and known as Basel III.

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a) 2.5% per annum;

(b) The higher of:

(i) The Prime Rate and

(ii)  1/2 of 1% per annum above the Federal Funds Rate; and

(c) the Eurocurrency Rate (as determined pursuant to the definition thereof but without regard to the LIBOR Floor specified therein) for an Interest Period of one month in effect on such day plus 1%.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrower” has the meaning set forth in the opening paragraph.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Bridge Priority Account” has the meaning specified in Section 2.17(a).

“Bridge Priority Collateral” means the portion of the Collateral securing the Facility in which the Lenders have (or purport to have) a first priority perfected security interest by virtue of the Intercreditor Agreement or otherwise, which for the avoidance of doubt includes the Bridge Priority Account, all funds and other financial assets held therein or credited thereto and all proceeds of the foregoing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the province or state where the Administrative Agent’s Office is located and in the State of New York; provided, that, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Indebtedness (including Capitalized Lease Obligations) assumed or incurred in connection with any such expenditures; provided, that, Capital Expenditure shall not include:

(i) expenditures (without duplication) made with the proceeds of the Disposal of any property that are reinvested in accordance with Section 2.05(b)(ii); and

(ii) expenditures made by the Borrower or any of its Subsidiaries with proceeds received from Harvest Partners IV or any sellers party to the Acquisition Agreement (or any Affiliate thereof) pursuant to any indemnification provisions set forth in the Acquisition Agreement, to the extent such proceeds are actually applied to remedy the specific event or circumstance giving rise to the claim for indemnification or to replace or repair the specific fixed or capital asset subject to such indemnification claim.

In addition, for purposes of this definition, the purchase price of equipment that is purchased simultaneously with (x) the trade-in of existing equipment or (y) insurance proceeds, condemnation awards or other settlement proceeds in respect of lost, destroyed, damaged or condemned assets, equipment or other property shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less, (1) in the case of the foregoing clause (x), the credit granted by the seller of such equipment for the equipment being traded in at such time or (2) in the case of the foregoing clause (y), the amount of such proceeds; provided, that, Capital Expenditures shall not include expenditures made with proceeds of contributions made by, or the issuance of capital stock of Holdings or the Borrower, to the Permitted Holders.

“Capitalized Interest” means any interest on the Loans which is not paid in cash on any Interest Payment Date and which, in accordance with Section 2.08(c), is capitalized and added to the Outstanding Amount.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the discounted amount of the liability in respect of a Capitalized Lease, as determined in accordance with GAAP.

“Capitalized Leases” means all leases that are required to be, in accordance with GAAP, recorded as capitalized leases on the balance sheet (excluding footnotes thereto) of such Person.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Subsidiary:

(2) Dollars;

(3) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality of the foregoing the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 12 months or less from the date of acquisition;

(4) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is a commercial bank organized under the laws of (x) the United States of America, any state thereof or the District of Columbia or (y) any other country that is a member of the Organization for Economic Cooperation and Development, so long as such bank is acting through a branch or agency located in the United States and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 12 months from the date of acquisition thereof;

(5) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and rated at least “Prime-1” (or the equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case, with maturities of not more than 12 months from the date of acquisition thereof; provided, that, at any time such securities do not meet the foregoing rating requirements, such securities shall be reinvested in other investments constituting Cash Equivalents within 15 days of any such ratings change;

(6) commercial paper in an aggregate amount of no more than $2,000,000 per issuer and $5,000,000 in the aggregate outstanding at any time, issued by any Person and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case, with maturities of not more than 12 months from the date of acquisition thereof; provided, that, at any such issuer fails to meet the foregoing rating requirements, such commercial paper shall be reinvested in commercial paper or other investments constituting Cash Equivalents within 15 days of any such ratings change;

(7) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that are rated at least Aa or AA by Moody’s or S&P, respectively, and the portfolios of which are limited predominantly to Dollars and to Investments of the character, quality and maturity described in clauses (2), (3), (4) and (5) (but in the case of investments of the type specified in clause 5 above, without regard to the cap amounts specified therein) of this definition.

“Cash Management Obligations” has the meaning specified in the First Lien Credit Agreement as in effect on the date hereof (and the definitions of any defined terms used in such definition shall likewise be deemed to be references to such terms as in effect on the date hereof).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means an entity that is a controlled foreign corporation of the Borrower under Section 957 of the Code.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Authority (whether or not having the force of law).

“Change of Control” means the earliest to occur of:

(a) The Borrower ceasing to be a direct Wholly-owned Subsidiary of Holdings;

(b) Prior to a Qualifying IPO, the Permitted Holders ceasing to own or control, directly or indirectly, at least 50.1% of the voting Equity Interests of Holdings in the aggregate; or

(c) at any time upon or after the consummation of a Qualifying IPO, and for any reason whatsoever,

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Permitted Holders, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act), directly or indirectly, of more than thirty-five percent (35%) of the then outstanding voting stock of Holdings and the Permitted Holders shall not own and control a greater amount, or

(ii) to the extent Holdings has a board of directors, manager or Person performing a similar function a majority of the board of directors, managers or Person performing similar functions or other governing body of Holdings shall not consist of Continuing Directors, or

(d) a change of control shall occur under the terms of the First Lien Loan Documents, the Senior Notes or the terms of any other Indebtedness that ranks pari passu with the Facility that has not been waived.

“Closing Date” means November 15, 2011.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and U.S. Treasury regulations promulgated and rulings issued thereunder.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties, if any.

“Collateral Agent” means U.S. Bank, in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Section 10.09.

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Collateral Agent shall have received each Collateral Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(xi), Section 6.11 or Section 6.13 at such time, duly executed by each Loan Party and other party thereto;

(b) all Obligations shall have been unconditionally guaranteed (the “Guarantees”) by Holdings and each Wholly-owned Subsidiary that is a Material Subsidiary (other than a CFC or any Subsidiary that is directly or indirectly owned by a CFC or any Subsidiary that is an Unrestricted Subsidiary) including, as of the Closing

Date, those that are listed on Schedule 1 hereto (each, a “Guarantor”); provided, that, with respect to any Subsidiary that is not Wholly-owned, the obligation to provide a Guarantee shall be subject to any limitations or prohibitions arising under constituent documents, any shareholder or joint venture agreement, or applicable law relating to the granting of Guarantees; and provided, further, that such guarantor shall use commercially reasonable efforts to remedy any such limitations or restrictions in the grant of such Guarantees;

(c) the Obligations and the Guarantees shall have been secured by a fully perfected lien on, and security interest in, prior and superior in right to any other Lien except for Permitted Priority Liens, (i) all the Equity Interests of the Borrower and any direct or indirect Domestic Subsidiary of the Borrower that is a Material Subsidiary (other than any Subsidiary that is directly or indirectly owned by a CFC), (ii) 66% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each Wholly-owned Material Subsidiary that is a CFC and that is directly held by the Borrower or by any Subsidiary of the Borrower (other than another CFC) and (iii) 100% of the Equity Interests of any Material Subsidiary that is a Foreign Subsidiary (other than a CFC) that is directly held by the Borrower or by any Subsidiary of the Borrower (other than any Subsidiary that is a CFC or that is directly or indirectly owned by a CFC) and, in each case, the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank (unless delivered to the First Lien Collateral Agent acting under the Intercreditor Agreement as bailee for the Collateral Agent); provided, that, in the case of clauses (ii) and (iii) hereof, (A) the pledge of any shares in respect of any Subsidiaries that are not Wholly-owned Subsidiaries shall be limited to the shares actually owned by the applicable pledgor and (B) with respect to any Subsidiary that is not Wholly-owned, the obligation to grant security shall be subject to any limitations or prohibitions arising under the constituent documents, any shareholder or joint venture agreement or applicable Law relating to the grant of security; and provided, further, that, with respect to the foregoing clause (B), such grantor shall use commercially reasonable efforts to remedy any such limitations or restrictions in the grant of such pledge;

(d) the Obligations and the Guarantees shall have been secured by a fully perfected lien on, and security interest in, prior and superior in right to any other Lien except for Permitted Priority Liens, all Indebtedness of the Borrower and each Material Subsidiary that is owing to any Loan Party and any such Indebtedness owing to a Loan Party by any Non-Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the applicable Collateral Document, and the Collateral Agent shall have received all such promissory notes or certificated instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e) except to the extent otherwise provided hereunder or under any Collateral Document, the Obligations and the Guarantees shall have been secured by (i) a fully perfected first priority lien on, and security interest in, the Bridge Priority Collateral and (ii) a fully perfected lien on, and security interest in, prior and superior in right to any other Lien except for Permitted Priority Liens, substantially all other tangible and intangible assets of Holdings, the Borrower and each other Guarantor (including but not limited to accounts receivable, inventory, machinery and equipment, investment property, cash, intellectual property, other general intangibles, owned and leased real property and proceeds of the foregoing); provided, however, that no security interest in leased or owned real property other than Material Real Property shall be provided and no Mortgages in respect of leased real property shall be required.

(f) the Administrative Agent shall have received a Perfection Certificate from each Loan Party;

(g) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.01; and

(h) The Administrative Agent shall have received the Mortgages with respect to each Material Real Property required to be delivered pursuant to Section 6.11 or Section 6.13 at such time as set forth therein (the “Mortgaged Properties”), together with:

(i)	Evidence that counterparts of the Mortgages with respect to the Mortgaged Properties have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices as necessary to create a valid subsisting Lien prior and superior in right to any other Lien except for Permitted Priority Liens, on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties along with a check in the amount of all filing and recording taxes and fees;

(ii)	Fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, together with such endorsements that are reasonably required by the Administrative Agent and which lenders typically receive in the jurisdiction where the Mortgaged Property is located, issued by title insurers acceptable to the Administrative Agent and insuring the Mortgages to be valid fully perfected subsisting Liens on, and security interests in, prior and superior in right to any other Lien except for Permitted Priority Liens, the real property described therein, in a customary form in the jurisdiction where the Mortgaged Property is located free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, except as expressly permitted by Section 7.01;

(iii)

If the Material Property has a fair market value in excess of $5,000,000, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, dated no more than 90 days before the date of delivery of such surveys, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the

Administrative Agent (at the direction of the Requisite Lenders) by a land surveyor duly registered and licensed in the States in which the real property described in such surveys is located, showing no material defects except as permitted by Section 7.01 and otherwise acceptable to the Administrative Agent (at the direction of the Requisite Lenders);

(iv)	Satisfactory evidence of insurance required to be maintained pursuant to Section 6.07, or otherwise required by the terms of the Mortgages, in respect of Mortgaged Properties;

(v)	If the Material Property has a fair market value in excess of $5,000,000, favorable opinions of local counsel for the Loan Parties (i) in states or provinces in which the Material Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Requisite Lenders) and (ii) in states in which the Loan Parties to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Requisite Lenders); and

(vi)	Such consents and agreements of other third parties, such estoppel letters and other confirmations, and such other evidence and other actions that, in each case, the Administrative Agent and the Collateral Agent (in each case at the direction of the Requisite Lenders) may reasonably deem necessary in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

Notwithstanding the foregoing, no pledge of any shares or Collateral and no Guarantee shall be required to be given by any such pledgor or grantor that is a Foreign Subsidiary to the extent (1) prohibited by applicable Law or (2) where the grant of such security, pledge or Guarantee would result in a significant risk to the directors or officers of such grantor, pledgor or Guarantor of contravention of their fiduciary duties and/or criminal or civil liability to such directors or officers; provided, that in each of the foregoing clauses (1) and (2), such grantor, pledgor or guarantor or the officers and directors thereof, as applicable, shall use commercially reasonable efforts to remedy any such limitations or restrictions and make the granting of such security interests, Guarantee or pledge of Collateral feasible.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the reasonable judgment of the Requisite Lenders (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

The Requisite Lenders may grant extensions of time for the perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where they reasonably determine that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

“Collateral Access Lease” means any individual lease of any real property under which any Loan Party or any Subsidiary thereof is the lessee on which equipment, inventory and fixtures with a fair value of not less than $500,000 individually or in the aggregate are stored or located. As of the Closing Date, the leases set forth on Schedule 5.07(b)(iii) comprise all Collateral Access Leases of the Loan Parties and their Subsidiaries.

“Collateral Documents” means, collectively, the Security Agreement, the Holdings Pledge Agreement, the WSI Pledge Documents, the Intellectual Property Security Agreement, the Perfection Certificates, the Mortgages (if any), collateral assignments, Security Agreement Supplements, the Account Control Agreement, security agreements, pledge agreements, account control agreements or other similar agreements delivered to the Collateral Agent and the Lenders pursuant to Section 6.11 or Section 6.13, the Guaranty and each of the other agreements, instruments or documents that creates, perfects or purports to create or perfect a Lien or Guarantee in favor of the Collateral Agent or the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means, as to each Lender, its obligation to make a Loan to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 hereto under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments is $15,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Communications” has the meaning specified in Section 11.02(e).

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Continuing Directors” means the directors, managers or equivalent body of Holdings or the Borrower, as the case may be, on the Closing Date, if any, and each other director, manager or equivalent body, if, in each case, such other director’s, manager’s or equivalent body’s nomination for election to the board of directors, board of managers or other governing body of Holdings or the Borrower, as the case may be, is recommended by a majority of the then Continuing Directors or such other director, manager or equivalent body receives the vote of the Permitted Holders in his or her election by the stockholders, members or partners of Holdings or the Borrower, as the case may be.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate”.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or any similar foreign, federal or state law for the relief of debtors from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2.0% per annum; provided, that, with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (i) has failed to fund any portion of the Loans required to be funded by it hereunder within three (3) Business Days of the date required to be funded by it hereunder, (ii) has notified the Borrower and the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (iii) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three (3) Business Days of the date when due, or (iv) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale of Equity Interests and any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided, that, “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person; and provided, further, that no transaction or series of related transactions shall be considered a “Disposition” for purposes of Section 2.05(b)(ii) or Section 7.05 unless the Net Cash Proceeds resulting from such transaction shall exceed $10,000 individually and $500,000 per Fiscal Year.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payment of dividends in cash to the extent such payments would otherwise be prohibited under the terms of this Agreement, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings, the Borrower or any of its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Holdings, the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“ECF Percentage” has the meaning specified in Section 2.05(b)(i).

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than an individual); provided, that “Eligible Assignee” shall not include any Loan Party or any Affiliates of any Loan Party.

“Environmental Laws” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, common law, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health and safety as it relates to any Hazardous Material or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health and safety as it relates to any Hazardous Material or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Environmental Reports” has the meaning set forth in Section 5.09(f).

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and Treasury regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means an entity that is treated as a single employer for purposes of Section 414 of the Internal Revenue Code or Section 4001 of ERISA with any Loan Party. Notwithstanding the foregoing, the term ERISA Affiliate shall not include any entity that could be considered an ERISA Affiliate solely by virtue of its ownership interest in, or status as, a portfolio company of the Sponsor or any of the Sponsor’s affiliates unless a court of competent jurisdiction or governmental agency determines with respect to such applicable Loan Party that such entities have a relationship that would cause them to be ERISA Affiliates, or a federal district court located in the same jurisdiction as the applicable Loan Party, the PBGC by final regulation, or any federal circuit court, interprets ERISA or the Code in a manner that would result in ERISA Affiliate status for such entities.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations at any facility of any Loan Party or ERISA Affiliate as described in Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of withdrawal liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA (or that is in endangered or critical status, within the meaning of Section 305 of ERISA); (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under

Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (g) on or after the effectiveness of the Pension Act, a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); or (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Pension Plan.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the highest of:

(a) 1.5% per annum (“Libor Floor”),

(b) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the LIBOR01 screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsection (b) are not available, the rate per annum determined by the Administrative Agent as the average (rounded upward to the nearest whole multiple of 1/100th of one percent per annum, if such average is not such a multiple) of the rates per annum at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period are offered by three banks selected by the Administrative Agent at 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” has the meaning specified in the First Lien Credit Agreement as in effect on the date hereof (and the definitions of any defined terms used in such definition shall likewise be deemed to be references to such terms as in effect on the date hereof).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, (a) with respect to each Agent and each Lender, taxes (including any additions to tax, penalties and interest) imposed on its overall net income or net profits (including any branch profits or franchise taxes imposed in lieu thereof) by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is resident or deemed to be resident, is organized, maintains an Applicable Lending Office, or carries on business or is deemed to carry on business (other than a jurisdiction in which such Agent or such Lender would not have been treated as carrying on business but for its execution or delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder) to which such payment relates and (b) any withholding tax that is imposed by the United States on amounts payable to a Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder) or is attributable to a Lender’s or Participant’s failure or inability to comply with Section 3.01(f) (except if such failure or inability is as a result of a Change in Law described in clause (i) below); provided, that, this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligations that such Lender was required to acquire pursuant to Section 2.13 or that such Lender acquired pursuant to Section 3.07(b) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender or Participant (i) as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation shall not be an Excluded Tax and (ii) as a result of a change in circumstances (such as a Lender or Participant’s change in its jurisdiction of organization, but not a change in circumstances made at the request of the Borrower), other than a Change in Law, with respect to such Lender or Participant after the time such Lender became a party to this Agreement (or designates a new lending office) or such Participant acquires its participation, shall be considered an Excluded Tax but only to the extent such withholding tax would have been imposed on such Lender or Participant and would have been an Excluded Tax under such circumstances at the time such Lender became a party to this Agreement (or designated a new lending office) or such Participant acquired its participation); provided that notwithstanding anything herein to the contrary, each of Basel III and the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a Change in Law for the purposes hereof, regardless of the date enacted, adopted, issued or implemented.

“Existing Defaults” has the meaning specified in Section 5.18.

“Existing Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries outstanding immediately prior to the Closing Date and listed on Schedule 1.01A hereto.

“Facility” has the meaning set forth in the Preliminary Statements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the

Federal Reserve Bank on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“First Amendment to First Lien Credit Agreement” means the amendment to the First Lien Credit Agreement, dated February 28, 2011.

“First Lien Administrative Agent” means the “Administrative Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the amended and restated credit agreement dated April 1, 2010, among the Borrower, as borrower, Royal Bank of Canada, as administrative agent and collateral agent, Morgan Stanley Senior Funding, Inc., as syndication agent, and the lenders thereto, as amended by the First Amendment to First Lien Credit Agreement, the Forbearance Agreement, and the Third Amendment to First Lien Credit Agreement, and as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“First Lien Collateral Agent” means the “Collateral Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Loans” means the “Loans” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the “Loan Documents” under and as defined in the First Lien Credit Agreement, as such documents may be amended, supplemented or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“First Lien Secured Parties” means the “Secured Parties” under and as defined in the First Lien Credit Agreement.

“First Priority Existing Lien” means the Lien created and perfected under the First Lien Loan Documents in favor of the First Lien Secured Parties.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31 of each calendar year.

“Forbearance Agreement” means the Forbearance Agreement and Second Amendment to Amended and Restated Credit Agreement, dated as of October 13, 2011, by and among the Borrower, the loan parties listed on the signature pages thereto, the banks, financial institutions and other institutional lenders listed on the signature pages thereto, and Royal Bank of Canada, as administrative agent and as L/C issuer as amended by the Third Amendment to First Lien Credit Agreement.

“Foreign Casualty Event” has the meaning set forth in Section 2.05(b)(viii).

“Foreign Disposition” has the meaning set forth in Section 2.05(b)(viii).

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to or by, or entered into with, any Loan Party or any Subsidiary with respect to employees outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not a Domestic Subsidiary as identified on Schedule 1.01B hereto.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or, except with respect to the subject matter of the immediately subsequent proviso, if the Administrative Agent notifies the Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, however, that any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) required to be classified and accounted for as a capitalized lease on a balance sheet of such Person under GAAP as in effect as of April 1, 2010, shall not be treated as capitalized lease as a result of (x) the adoption of changes in GAAP after April 1, 2010 (including, for the avoidance of doubt, any changes or modifications as set forth in the FASB exposure draft issued on August 17, 2010), or (y) changes in the application of GAAP after April 1, 2010 (including, for the avoidance of doubt, any changes or modifications as set forth in the FASB exposure draft issued on August 17, 2010).

“Governmental Authority” means any nation or government, any state, provincial, territorial or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantee” has the meaning specified in the definition of “Collateral and Guarantee Requirement”.

“Guarantee Obligations” means, with respect to any Person, any obligation or arrangement of such Person to guarantee or intended to guarantee any Indebtedness or other payment obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantors” has the meaning specified in the definition of “Collateral and Guarantee Requirement.”

“Guaranty” means, collectively, (a) the Guarantee and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, mold, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Aquilex Acquisition Sub III, LLC, a Delaware limited liability company.

“Holdings Pledge Agreement” means the Pledge Agreement executed by Holdings in substantially the form annexed as Exhibit G-1.

“Immaterial Subsidiary” means each of the Borrower’s Subsidiaries identified on Schedule 1.01C hereto.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding trade payables not overdue by more than 90 days and incurred in the ordinary course of business of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under Capitalized Leases, (f) all obligations of such Person under acceptance, letter of credit or similar facilities, (g) any Disqualified Equity Interests of such Person, (h) all obligations of such Person in respect of Swap Contracts, valued at the Swap Termination Value thereof, (i) all Guarantee Obligations and Synthetic Debt of such Person, (j) all obligations of such Person in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by such Person in respect of letters of credit, bank guarantees or similar instruments related thereto, and (k) all indebtedness and other payment obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligations.

“Indemnified Liabilities” has the meaning specified in Section 11.05.

“Indemnitee” has the meaning specified in Section 11.05.

“Information” has the meaning specified in Section 11.08.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Borrower, the First Lien Collateral Agent, the First Lien Administrative Agent, the Collateral Agent and the Administrative Agent, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Intellectual Property” has the meaning specified in Section 5.16.

“Intellectual Property Security Agreement” means, collectively, (a) the Intellectual Property Security Agreement executed by certain Loan Parties in the form of Exhibit I, and (b) each other Intellectual Property Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Intellectual Property Security Agreement Supplement” has the meaning specified in the Intellectual Property Security Agreement.

“Interest Payment Date” means, as to any Loan, (i) the last Business Day of each calendar month and (ii) the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one or two months thereafter and such other shorter interest period as may be permitted by the Lenders, in each case as set forth by the Borrower in its Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Investment” means, with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Indebtedness of the types referred to in clause (i) or (j) of the definition of “Indebtedness” in respect of such Person; provided that outstanding Indebtedness incurred pursuant to Sections 7.03(d) and (e) shall not constitute an Investment. For purposes of covenant compliance, the amount of any Investments at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investments, net of any cash returns of principal or capital thereon (including any dividend, redemption or repurchase of equity that is accounted for, in accordance with GAAP, as a return of principal or capital) in respect of such Investment.

“Investors” means the Sponsor or any of its Affiliates.

“Judgment Currency” has the meaning specified in Section 11.17.

“Laws” means, collectively, all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means any Lender that may be a party to this Agreement from time to time and its respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Libor Floor” has the definition set forth in the definition of Eurocurrency Rate.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, deemed trust, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Perfection Certificates, and (v) the Agent’s Fee Letter, in each case as amended, amended and restated, supplemented, modified, extended, renewed, refinanced or replaced from time to time.

“Loan Parties” means, collectively, (i) the Borrower, (ii) Holdings and (iii) each other Guarantor.

“Management Stockholders” means the members of management of the Borrower or any direct or indirect parent thereof or any of its Subsidiaries who are investors in Holdings or any direct or indirect parent thereof.

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, performance, properties, condition (financial or otherwise), prospects or material agreements of the Loan Parties taken as a whole, (b) a material adverse effect on the legality, validity or enforceability of any Loan Document, (c) a material adverse effect on the ability of the Borrower or the Guarantors to perform their respective obligations under any of the Loan Documents, (d) a material adverse effect on the value of the Collateral, or (e) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document or the ability of the Agents and the Lenders to enforce the Loan Documents.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving the aggregate consideration payable to or by such Person of $3,000,000 or more in any Fiscal Year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Real Property” means any real property owned by any Loan Party with a fair market value in excess of $1,500,000.

“Material Subsidiary” means, at any date of determination, each Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” means February 3, 2012.

“MNPI” has the meaning set forth in Section 11.02(j).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means collectively, the deeds of trust, trust deeds, deeds of hypothec and mortgages creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent on behalf of the Secured Parties in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered pursuant to Section 6.11 and Section 6.13.

“Mortgage Policies” has the meaning specified in paragraph (h)(ii) of the definition of “Collateral and Guarantee Requirement”.

“Mortgaged Properties” has the meaning specified in paragraph (h) of the definition of “Collateral and Guarantee Requirement”.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset by the Borrower or any Subsidiary not permitted under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), and (k) of Section 7.05 or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Subsidiary) over (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket fees and expenses actually incurred by the Borrower or such Subsidiary in connection with such Disposition or Casualty Event (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction), (C) taxes paid or reasonably estimated to be actually payable or that are actually accrued in connection therewith within the current tax year as a result of any gain recognized in connection therewith, and (D) a reasonable reserve for (i) any purchase price adjustment or (ii) any liabilities associated with such asset or assets and retained by the Borrower or any Subsidiary after such sale or other Disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or any indemnification payments (fixed and contingent) attributable to the seller’s obligations to the purchaser undertaken by the Borrower or any of its Subsidiaries in connection with such sale, lease, transfer or other disposition (but excluding any purchase price adjustment or any indemnity that, by its terms, will not under any circumstances be made prior to the final maturity of the Facility);

(b) with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Subsidiary not permitted under Section 7.03, the excess, if any, of (i) the sum of the actual cash received in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, security filing registration or filing fees, costs and other out-of-pocket fees and expenses and other customary expenses (including legal and accounting fees and expenses), incurred by the Borrower or such Subsidiary in connection with such incurrence or issuance; and

(c) with respect to the sale or issuance of any Equity Interests by any Person (including, without limitation, the receipt of any capital contributions), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by such Person in connection with such sale or issuance (including, without limitation, reasonable attorney’s fees, consultant, brokerage and closing costs incurred in connection with such transaction) to the extent such amounts were not deducted in determining the amount referred to in clause (i).

“Non-Consenting Lender” has the meaning specified in Section 3.07(d).

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Note” means a promissory note of the Borrower payable to any Lender or its assigns, in substantially the form of Exhibit C hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party or other Subsidiary arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any other Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of any of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or any other Subsidiary under any Loan Document and (b) the obligation of any Loan Party or any other Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and

(c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, declaration, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Out of Court Restructuring” has the meaning specified in Section 6.21(d).

“Outstanding Amount” means with respect to the Loans on any date, the outstanding principal amount thereof (including all Capitalized Interest and all commitment fees capitalized in accordance with Section 2.09(b)) after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 11.07(d).

“Participant Register” has the meaning specified in Section 11.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereof).

“Pension Act” means the Pension Protection Act of 2006, as amended.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time since January 1, 2003.

“Perfection Certificate” means with respect to any Loan Party, a certificate substantially in the form of Exhibit K hereto, completed and supplemented with the schedules and attachments contemplated thereby to the satisfaction of the Collateral Agent and duly executed by a Responsible Officer of such Loan Party.

“Permitted Holders” means any of (a) Investors and (b) the Management Stockholders.

“Permitted Priority Liens” means, with respect to any Collateral other than the Bridge Priority Collateral, the First Priority Existing Lien to the extent set forth in the Intercreditor Agreement and nonconsensual Liens permitted hereunder having priority by operation of law.

“Permitted Refinancing” means, with respect to any Person, any modification (other than a release of such Person), refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided, that, (a) the principal amount (or accreted value, if applicable) thereof does not exceed an amount equal to the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended and as otherwise permitted under Section 7.03 (plus the amount of any reasonable fees, commissions, discounts and other costs and expenses associated with such refinancing, and any prepayment penalties or related costs), (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(f), such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(c), at the time thereof, no Event of Default shall have occurred and be continuing, (d) to the extent such Indebtedness being so modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms no less favorable in any material respect to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (e) if such modification, refinancing, refunding, renewal or extension relates to secured Indebtedness, such Indebtedness shall be secured on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being so refinanced, refunded, renewed or extended, except to the extent permitted pursuant to Section 7.01 and (f) such modification, refinancing, refunding, renewal or extension is incurred (1) by the Person who is the obligor of the Indebtedness being so modified, refinanced, refunded, renewed or extended or (2) by a Loan Party; provided that any refinancing of the Senior Notes shall also be subject to the terms set forth in the definition of ‘Senior Notes’, including with respect to the yield and pricing applicable thereto.

“Permitted Sale Leaseback” means any Sale Leaseback consummated by the Borrower or any of its Restricted Subsidiaries after the Closing Date; provided, that, any such Sale Leaseback not between a Loan Party and another Loan Party shall be consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) other than a Foreign Plan, established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Pre-packaged Plan” has the meaning specified in Section 6.21(d).

“Prepayment Notice” means a notice of prepayment in respect of any mandatory prepayment in substantially the form of Exhibit A-2.

“Prime Rate” means the rate of interest per annum announced in the Wall Street Journal from time to time as the prime commercial lending rate for United States Dollar loans in the United States for such day.

“Projections” means those financial projections delivered by the Borrower to the Lenders on or before October 17, 2011 (including income statement, balance sheet and cash flow statement) for the balance of Fiscal Year 2011 and Fiscal Year 2012, together with any updates thereto delivered to the Lenders pursuant to Section 6.01(i), to the extent each such update is approved by the Requisite Lenders.

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate amount of the Loans of such Lender at such time and the denominator of which is the aggregate amount of the Loans of all Lenders.

“Public Lender” has the meaning specified in Section 11.02(h).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualifying IPO” means the issuance by Holdings, any direct or indirect parent of Holdings or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or in a firm commitment underwritten offering (or series of related offerings of securities to the public pursuant to a final prospectus) made pursuant to the Securities Act.

“Register” has the meaning specified in Section 11.07(d).

“Registered” means, with respect to Intellectual Property, issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Reportable Event” means with respect to any Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Requisite Lenders” means, as of any date of determination, Lenders having more than 50% of the Total Outstandings as of such date.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, controller, or other similar officer or a Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the holders of Equity Interests of the Borrower.

“Restricted Subsidiary” means any Subsidiary of the Borrower which is not an Unrestricted Subsidiary.

“Restricting Information” has the meaning assigned to such term in Section 11.02(i).

“Retained Declined Proceeds” has the meaning set forth in Section 2.05(b)(vii).

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of its Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the United States Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 10.13(a).

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means, collectively, (a) the Security Agreement executed by certain Loan Parties substantially in the form of Exhibit G-2 and (b) each Security Agreement Supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Notes” means the $225,000,000 11 1/8% Senior Notes due 2016.

“Senior Notes Forbearance Agreement” means that certain Forbearance Agreement dated as of November 15, 2011, by and among the Borrower, the loan parties listed on the signature pages thereto, the holders of the Senior Notes party thereto, as amended from time to time.

“Senior Notes Indenture” means the indenture dated as of December 23, 2009 pursuant to which the Senior Notes were issued.

“Sold Entity or Business” means any Person, property, business or asset sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary.

“Specified Remediation Plan” has the meaning set forth in Section 6.04(b).

“Specified Sites” has the meaning set forth in Section 6.04(b).

“Sponsor” means each of Ontario Teachers’ Pension Plan Board and its Affiliates and funds or partnerships managed by it or any of its Affiliates, but not including, however, any of their portfolio companies.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Administrative Agent” has the meaning specified in Section 10.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Support Agreement” has the meaning specified in Section 6.21(a).

“Surviving Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries outstanding immediately before and after giving effect to the initial Borrowing on the Closing Date and is set forth on Schedule 7.03(c).

“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International

Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark to market value(s) for such Swap Contracts, as determined by the “Hedge Bank” (as such term is defined in the First Lien Credit Agreement) in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market values under similar arrangements by the “Hedge Bank” (as such term is defined in the First Lien Credit Agreement).

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Taxes” has the meaning specified in Section 3.01(a).

“Third Amendment to First Lien Credit Agreement” means the First Amendment to Forbearance Agreement, Third Amendment to Amended and Restated Credit Agreement and First Amendment to Security Agreement, dated as of the date hereof, in form and substance satisfactory to the Lenders.

“Threshold Amount” means $2,000,000.

“Total Assets” means the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or Section 4.01.

“Total Leverage Ratio” shall have the meaning specified in the First Lien Credit Agreement as in effect on the date hereof (and the definitions of any defined terms used in such definition shall likewise be deemed to be references to such terms as in effect on the date hereof).

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans at such time.

“Total Tangible Assets” means the total tangible assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or Section 4.01.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unaudited Financial Statements” means the unaudited combined balance sheets and related statements of income and cash flows of the Borrower, for each fiscal quarter ended at least sixty (60) days before the Closing Date, previously delivered to the Administrative Agent.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any security interest in any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is listed on Schedule 1.01E hereof.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“U.S. Bank” has the meaning set forth in the opening paragraph.

“Variance Report” means the report delivered each week in accordance with Section 6.01(g)(ii), setting forth actual cash receipts and disbursements of the Loan Parties for the week prior to each delivery, on a line-item and aggregate basis, and setting forth in detail all the variances, on a line-item and aggregate basis, from the amount set forth for such week as compared to (1) the initial Approved Bridge Budget on a weekly and cumulative basis, and (2) the most recent Approved Bridge Budget (as applicable) delivered by the Loan Parties, in each case, on a weekly and cumulative basis, which report shall include explanations for all material variances and shall be certified by the chief financial officer of the Loan Parties as being true and accurate as of the date thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” means the liability of a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WSI Pledge Documents” means the documentation relating to the pledge by Aquilex WSI, Inc. of Equity Interests in Aquilex Welding Services B.V., an entity organized under the Laws of the Netherlands, and the related documentation required under the Laws of the Netherlands in order to fully perfect the lien on, and security interest in, (or local law equivalent interest) such pledged shares, which lien and security interest of the Collateral Agent for the benefit of the Secured Parties shall be prior and superior in right to any other Lien except for Permitted Priority Liens.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)	(i)

The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)	Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)	The term “including” is by way of example and not limitation.

(iv)	The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this

Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) [Reserved.]

(c) Where reference is made to “the Borrower and its Subsidiaries on a consolidated basis” or similar language, such consolidation shall not include any subsidiaries of the Borrower other than Subsidiaries.

Section 1.04 Rounding. Any financial ratios required to be satisfied in order for a specific action to be permitted under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Currency Equivalents Generally. For purposes of determining compliance under Sections 7.02, 7.05 and 7.06, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating net income in the Borrower’s annual financial statements delivered pursuant to Section 6.01(a); provided, however, that the foregoing shall not be deemed to apply to the determination of any amount of Indebtedness.

ARTICLE II

THE COMMITMENTS

Section 2.01 The Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make to the Borrower a single loan denominated in Dollars in a principal amount equal to such Lender’s Commitment on the Closing Date. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein. Proceeds of the Loans shall be deposited in the Bridge Priority Account and used solely for the purposes set forth in Section 6.12.

Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent of such Borrowing, conversion or continuation of Eurocurrency Rate Loans, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (New York, New York time) (i) three (3) Business Days prior to the requested date of any Borrowing or continuation or conversion of Eurocurrency Rate Loans (or any conversion of Base Rate Loans to Eurocurrency Rate Loans) and (ii) one (1) Business Day before the requested date of any Borrowing of Base Rate Loans or any continuation or conversion of Eurocurrency Rate Loans to Base Rate Loans; provided that any applicable notice period shall be waived in the case of the Borrowing on the Closing Date. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each continuation of or conversion to Base Rate Loans, shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice shall specify, as applicable, (i) whether the Borrower is requesting a Borrowing or a conversion or continuation of Loans from one Type to the other, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely request for conversion or continuation pursuant to a Committed Loan Notice, then the applicable Loans shall be made as, continued as or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. For the avoidance of doubt, the Borrower and Lenders acknowledge and agree that any conversion or continuation of an existing Loan shall be deemed to be a continuation of that Loan with a converted interest rate methodology and not a new Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Lender shall make (or cause its Applicable Lending Office to make) the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative

Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall deposit in the Bridge Priority Account all funds so received in like funds as received by the Administrative Agent.

(c) Except as otherwise provided herein, Eurocurrency Rate Loans may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent (at the direction of the Requisite Lenders) or the Requisite Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) Anything in Subsection (a) to (d) above to the contrary notwithstanding, after giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than three (3) Interest Periods in the aggregate in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 [Reserved.]

Section 2.04 [Reserved.]

Section 2.05 Prepayments. (a) No Optional Prepayments. The Borrower may not prepay Loans in whole or in part at any time except as required hereunder.

(b) Mandatory Prepayments. (i) As promptly as reasonably practicable, but in any event within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to 50% (such percentage as it may be reduced as described below, the “ECF Percentage”) of Excess Cash Flow, if any, for the fiscal year covered by such financial statements (commencing with the first full fiscal year ending after the Closing Date); provided, that, (x) the ECF Percentage shall be 25% if the Total Leverage Ratio for the fiscal year covered by such financial statements was less than 3.50:1.00 and greater than or equal to 2.00:1.00 and (y) the ECF Percentage shall be 0% if the Total Leverage Ratio for the fiscal year covered by such financial statements was less than 2.00:1.00. Notwithstanding the foregoing, the aggregate principal amount of Loans required to be prepaid pursuant to the foregoing provisions of this Section 2.05(b)(i) shall be reduced on a dollar-for-dollar basis by the amount of First Lien Loans repaid with Excess Cash Flow for such fiscal year pursuant to Section 2.05(b)(i) of the First Lien Credit Agreement as in effect on the date hereof.

(ii)(A) Subject to Sections 2.05(b)(ii)(B) and 2.05(b)(ii)(C), if (x) the Borrower or any Subsidiary Disposes of any property the gross cash proceeds of which, in combination with all other Dispositions following the Closing Date, exceed an aggregate amount of $2,000,000 or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Subsidiary of Net Cash Proceeds, the Borrower shall make a prepayment, in accordance with Section 2.05(b)(ii)(D), of an aggregate principal amount of Loans equal to 100% (such percentage, the “Asset Percentage”) of all such Net Cash Proceeds realized or received; provided, that, no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date, given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 2.05(b)(ii)(B) or Section 2.05(b)(ii)(C), as applicable (which notice may only be provided if no Event of Default has occurred and is then continuing).

(B) With respect to any Net Cash Proceeds realized or received with respect to any Casualty Event, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within twelve (12) months following receipt of such Net Cash Proceeds (or, if committed for such use by the Borrower within such twelve (12) month period, actually used for such purposes within six (6) months of such commitment by the Borrower); provided, that, (i) so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing) and (ii) if any Net Cash Proceeds are not so reinvested by the deadline specified above or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to the Asset Percentage of any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(D), to the prepayment of the Loans as set forth in this Section 2.05.

(C) With respect to any Net Cash Proceeds realized or received with respect to any Disposition, at the option of the Borrower, the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within twelve (12) months following receipt of such Net Cash Proceeds; provided, that, so long as an Event of Default shall have occurred and be continuing, the Borrower shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Event of Default is continuing), if any Net Cash Proceeds are not so reinvested by the deadline specified above or if any such Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to the Asset Percentage of any such Net Cash Proceeds shall be applied, in accordance with Section 2.05(b)(ii)(D), to the prepayment of the Loans as set forth in this Section 2.05 and (iii) no such prepayment shall be required in connection with any Disposition to the extent that the Net Cash Proceeds thereof are less than $25,000.

(D) On each occasion that the Borrower must make a prepayment of the Loans pursuant to this Section 2.05(b)(ii), the Borrower shall, as promptly as reasonably practicable, but in any event within five (5) Business Days after the date of realization or receipt of such Net Cash Proceeds (or, in the case of prepayments required pursuant to Section 2.05(b)(ii)(C), as promptly as reasonably practicable, but in any event within five (5) Business Days of the date the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested, as the case may be), make a prepayment, in accordance with Section 2.05(b)(vi) below, of the principal amount of Loans in an amount equal to the Asset Percentage of such Net Cash Proceeds realized or received.

Notwithstanding the foregoing, the aggregate principal amount of Loans required to be prepaid pursuant to the foregoing provisions of this Section 2.05(b)(ii) shall be reduced on a dollar-for-dollar basis by the amount of First Lien Loans repaid with such Net Cash Proceeds pursuant to Section 2.05(b)(ii) of the First Lien Credit Agreement as in effect on the date hereof.

(iii) If the Borrower or any Subsidiary incurs or issues any (A) Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 or (B) Disqualified Equity Interests, the Borrower shall cause to be prepaid an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom as promptly as reasonably practicable, but in any event, prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds. Notwithstanding the foregoing, the aggregate principal amount of Loans required to be prepaid pursuant to the foregoing provisions of this Section 2.05(b)(iii) shall be reduced on a dollar-for-dollar basis by the amount of First Lien Loans repaid with the Net Cash Proceeds received from each such incurrence or issuance of Indebtedness pursuant to Section 2.05(b)(iii) of the First Lien Credit Agreement as in effect on the date hereof.

(iv) [Reserved.]

(v) [Reserved.]

(vi)(A) Each prepayment of Loans pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) shall be applied first, (1) to the Outstanding Amount and second, (2) to all other outstanding Obligations and (B) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) at least five (5) Business Days prior to the date of such prepayment pursuant to a Prepayment Notice. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment. Each Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the

Borrower no later than 5:00 p.m. (New York City time) three (3) Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory prepayment of Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”) and shall be available for its general corporate purposes.

(viii) Notwithstanding any other provisions of this Section 2.05(b), to the extent that (A) any or all of the Net Cash Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.05(b)(ii) (a “Foreign Disposition”), the Net Cash Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Foreign Subsidiary so long, but only so long as, the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes directly payable in connection with such repatriation) to the repayment of the Loans pursuant to this Section 2.05(b) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided, that, in the case of this clause (B), the Borrower shall, on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.05(b) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), apply an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against it if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).

(ix) [Reserved.]

(c) Interest, Funding Losses. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. If any payment of Eurocurrency Rate Loans otherwise required to be prepaid under this Section 2.05(c) would be made on a day other than the last day of the applicable Interest Period therefor, the Borrower may direct the Administrative Agent to (and if so directed, the Administrative Agent shall) deposit such payment in a deposit account pledged as Collateral until the last day of the applicable Interest Period at which time the Administrative Agent shall apply the amount of such payment to the prepayment of such Borrowings; provided, however, that such Loans shall continue to bear interest as set forth in Section 2.08 until the last day of the applicable Interest Period thereunder.

Section 2.06 Termination or Reduction of Commitments. The Commitment of each Lender shall be automatically and permanently reduced to $0 upon the making of such Lender’s Loans pursuant to Section 2.01.

Section 2.07 Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, the entire aggregate principal amount of all Loans outstanding on such date, plus all accrued but unpaid (or uncapitalized, as the case may be) interest, fees, costs, expenses and other Obligations, in cash in full.

Section 2.08 Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period, plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) The Borrower shall pay interest on past due amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein, provided, that any such interest due on the Loans shall be capitalized and added to the Outstanding Amount as of each applicable Interest Payment Date. All Capitalized Interest shall for all purposes constitute principal of the Loans and shall bear interest as provided herein from the applicable Interest Payment Date on which it was capitalized. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

(a) The Borrower shall pay to the Agents certain fees in the amounts and at the times specified in the Agent’s Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(b) On the Closing Date, the Borrower shall pay to each Lender its Pro Rata Share of a commitment fee equal to $412,500, which amount shall be paid by capitalizing and adding such amount to the Outstanding Amount. Such capitalized fee amount shall for all purposes constitute principal of the Loans and shall bear interest as provided herein from the Closing Date.

Section 2.10 Computation of Interest. All computations of interest for Base Rate Loans shall be made on the basis of a year of three hundred and sixty-five (365) days or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on such Loan, or any portion thereof, for the day on which such Loan or such portion is paid; provided, that, any such Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting, solely for purposes of Treasury Regulations Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) [Reserved.]

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided, that, the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally. (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office and in immediately available funds not later than 3:00 p.m. (New York City time) on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Applicable Lending Office. All payments received by the Administrative Agent after 3:00 p.m. (New York City time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative

Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and neither the Administrative Agent nor any Lender shall be responsible for the failure of any Lender to make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 9.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent shall distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 [Reserved.]

Section 2.15 [Reserved.]

Section 2.16 [Reserved.]

Section 2.17 Bridge Priority Account.

(a) All Borrowings shall be deposited into a segregated account, established by and held at the Administrative Agent, which account shall at all times be under the sole dominion and control of the Administrative Agent as set forth herein, in which cash and Cash Equivalents may from time to time be on deposit or held therein or credited thereto (such account, together with all such cash and Cash Equivalents deposited or held therein or credited thereto and the proceeds thereof, collectively, the “Bridge Priority Account”).

(b) Amounts held in the Bridge Priority Account shall be invested at all times in cash and Cash Equivalents. The Borrower hereby agrees that the Bridge Priority Account shall only contain or have credited thereto the proceeds of the Loans, interest thereon and proceeds of any investments held in or credited to such account.

(c) Prior to the occurrence of a Default or an Event of Default, the Administrative Agent shall honor withdrawal, payment, transfer or other fund disposition or other instructions received from the Borrower concerning amounts held or deposited in or credited to the Bridge Priority Account that are in accordance with Section 2.17(d), provided, that, simultaneously with making any such withdrawal or other instruction the Borrower shall deliver to the Administrative Agent a written certification of a Responsible Officer that such withdrawal or other instruction complies with Section 2.17(d). From and after the occurrence of a Default or an Event of Default, the Administrative Agent shall honor all instructions received from the Requisite Lenders (but not those from any Loan Party or any other Person) concerning amounts held or deposited in or credited to the Bridge Priority Account, and Borrower and the

other Loan Parties shall have no right or ability to control, access, withdraw or transfer funds from or otherwise give instructions with respect to the Bridge Priority Account.

(d) Withdrawals from the Bridge Priority Account prior to the occurrence of a Default or an Event of Default shall be made solely to the extent the Borrower’s available cash (other than amounts held or deposited in or credited to the Bridge Priority Account) is less than $7,500,000 at such time, and the Borrower shall use the proceeds of such withdrawals solely for the purposes permitted under Section 6.12 and Section 6.20 (subject to variances expressly permitted hereunder); provided that withdrawals may be made in order to make payments due to the Secured Parties in respect of the Facility.

(e) Under no circumstances shall any cash, funds, securities, financial assets or other property held or deposited in or credited to the Bridge Priority Account or the proceeds thereof be used to repay Indebtedness of any Loan Party with respect to the First Lien Credit Agreement or the First Lien Loan Documents (including payments or repayments of revolving loans thereunder).

ARTICLE III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes. (a) Except as provided in this Section 3.01, any and all payments by the Borrower or any Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding the Excluded Taxes (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower or any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Guarantor shall make such deductions, (iii) the Borrower or Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a facsimile copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any Taxes that may become payable by such Agent or such Lender arising out of such failure.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable and paid under this Section 3.01) payable by such Agent and such Lender and (ii) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Such Agent or Lender, as the case may be, will, at the Borrower’s request, provide the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts, and shall include reasonable supporting documentation, as the case may be. Payment under this Section 3.01(c) shall be made within ten (10) days after the date such Lender or such Agent makes a demand therefor. For the avoidance of doubt, the Borrower shall not be required to indemnify any Lender or Agent under this Section 3.01(c) with respect to any Taxes that have been compensated for by the payment of any additional amounts pursuant to Section 3.01(a) or Other Taxes pursuant to Section 3.01(b).

(d) If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall remit such refund as soon as practicable after it is determined that such refund pertains to Taxes or Other Taxes (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all reasonable out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided, that, the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided, that, such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to legal and regulatory restrictions) to designate another Applicable Lending Office for any Loan affected by such event; provided, that (i) such designation would eliminate or reduce amounts payable pursuant to Section 3.01(a) or (c), as the case may be, and (ii) such efforts are made on terms that, in the judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c). The Borrower agrees to pay all reasonable costs and expenses incurred by any Lender or Agent in connection with any such designation.

(f) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as the Lender remains lawfully able to do so), provide each of the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service Forms W-8BEN, W-8ECI or W-IMY (together with any required attachments, if any), as appropriate, or any successor or other form prescribed by the Internal Revenue Service certifying that such Lender is exempt from or entitled to a reduced rate of U.S. withholding tax on payments pursuant to this Agreement. In the case of a Lender that is claiming the “portfolio interest” exemption, such Lender hereby represents to the Borrower and the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code). If any form or document referred to in this Subsection requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN, W-8ECI, W-IMY or the related representation described above, that the applicable Lender reasonably considers to be confidential, such Lender shall give notice thereof to the Borrower and shall not be obligated to include in such form or document such confidential information. If any Lender is a “United States person” within the meaning of Section 7701(a)(30) of the Code, such Lender shall, on or prior to the date of its execution and delivery of this Agreement, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as the Lender remains lawfully able to do so), provide to each the Borrower and the Administrative Agent with two properly completed and executed original Internal Revenue Service W-9 Forms. Notwithstanding any other provision of this Section 3.01, a Lender shall not be required to deliver any form pursuant to this Section 3.01(f) that such Lender is not legally able to deliver.

(g) To the extent required by law (as determined by the Administrative Agent in its discretion), the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Notwithstanding anything to the contrary herein, and without limiting or expanding the obligations of the Borrower or any Guarantor under this Section 3.01, each Lender shall indemnify the Administrative Agent, and shall make payable in respect thereof within 30 calendar days after demand therefor, against any and all taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered an exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 3.01(g). The agreements in this Section 3.01(g) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loan and all other amounts payable under the Loan Documents.

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority that is a court, statutory board or commission has asserted that it is unlawful, for any Lender or its Applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, to determine or charge interest rates based upon the Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, in respect of Eurocurrency Rate Loans, (A) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (B) upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay in the case of Eurocurrency Rate Loans, such Eurocurrency Rate Loans that have become unlawful or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans, and (C) upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Applicable Lending Office if such designation will avoid the need for any such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Requisite Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Requisite Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Rate Loans. (a) If any Lender reasonably determines that as a result of the introduction of or any Change in Law or a change in the interpretation of any Law with which such Lender is required to comply, in each case, after the date hereof, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Loan (other than a Base Rate Loan) or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes covered by Section 3.01, (ii) the imposition of, or any change in the rate of, any taxes imposed on or measured by net income (including branch profits) and franchise (and similar) taxes imposed in lieu of net income taxes payable by such Lender, or (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. At any time when any Eurocurrency Rate Loan is affected by the circumstances described in this Section 3.04(a), the Borrower may, upon at least three (3) Business Days’ notice to the Administrative Agent, require the affected Lender to convert such Eurocurrency Rate Loan into a Base Rate Loan, subject to the requirements of Section 3.05 to the extent applicable; provided that notwithstanding anything herein to the contrary, each of Basel III and the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a Change in Law for the purposes hereof, regardless of the date enacted, adopted, issued or implemented.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof with which such Lender (or its Applicable Lending Office) is required to comply, in each case after the date hereof, would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender to a level below that which such Lender or the corporation controlling such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of any corporation controlling such Lender with respect to capital adequacy) as a consequence of such Lender’s obligations hereunder, then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand; provided that notwithstanding anything herein to the contrary, each of Basel III and the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof shall be deemed to be a Change in Law for the purposes hereof, regardless of the date enacted, adopted, issued or implemented.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such

Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Subject to Section 3.06(a), failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Applicable Lending Office for any Loan affected by such event; provided, that, such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Applicable Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan (other than a Base Rate Loan) on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to All Requests for Compensation. (a) Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder, which shall be conclusive absent manifest error. In determining such amount, such Agent or Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than two hundred and seventy (270) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided, that, if the circumstance giving rise to such claim is retroactive, then such 270-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(b) shall be applicable); provided, that, such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(a) hereof (but excluding Section 3.03), such Lender’s Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(c) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted to

Eurocurrency Rate Loans, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07 [Reserved.]

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO LOANS

Section 4.01 Conditions of Loans. The obligation of each Lender to make Loans hereunder on the Closing Date is subject to satisfaction of the following conditions precedent except as otherwise agreed in writing between the Borrower and the Lenders:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic transmission in ..pdf format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Requisite Lenders) and legal counsel to the Administrative Agent and the Lenders:

(i) executed counterparts of this Agreement;

(ii) an original Note executed by the Borrower in favor of each Lender that has requested a Note;

(iii) such certificates (including a certificate substantially in the form of Exhibit J) of resolutions or other corporate action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent (at the direction of the Requisite Lenders) may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(iv) an opinion from Weil, Gotshal & Manges LLP, covering certain Florida and New York law matters, substantially in the form of Exhibit H-1; and an opinion from Richards, Layton & Finger, P.A., Delaware counsel to the Loan parties, substantially in the form of Exhibit H-2;

(v) [Reserved];

(vi) a Committed Loan Notice relating to the Loans;

(vii) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Collateral Agent with respect to the Loan Parties together with evidence that all existing Liens (other than in respect of Surviving Indebtedness or other Liens permitted under Section 7.01) have been terminated and all actions required to terminate and release such Liens have been satisfactorily taken or will be taken substantially simultaneously with the Closing Date;

(viii) good standing certificates or certificates of status, as applicable and bring down certificates, for each Loan Party;

(ix) a certificate of a Responsible Officer of the Loan Parties certifying that the Projections delivered to the Lenders on or about October 17, 2011, were prepared by the Loan Parties in good faith on the basis of the assumptions stated therein (which assumptions were believed to be reasonable at the time of preparation of such Projections), and reflect projections for the balance of Fiscal Year 2011 and Fiscal Year 2012 and shall attach thereto updates (if any), which updates shall be reasonably satisfactory to the Requisite Lenders;

(x) the 13-week cash flow forecast of the Loan Parties and their Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent (at the direction of the Requisite Lenders), setting forth all forecasted receipts and disbursements for the succeeding 13 week period beginning as of the week of the Closing Date, broken down by week, including the anticipated weekly uses of the proceeds of the Loans for such period, which shall include, among other things, available cash, cash flow, trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the Facility and working capital and other general corporate needs;

(xi) each Collateral Document set forth on Schedule 1.01D (other than the WSI Pledge Documents), duly executed by each party thereto;

(xii) the Third Amendment to First Lien Credit Agreement and such other amendments or waivers to the First Lien Loan Documents as the Requisite Lenders deem necessary or reasonably advisable, in each case executed by all parties thereto, together with a certificate of a Responsible Officer of the Loan Parties certifying that the Forbearance Agreement is in full force and effect; and

(xiii) a certificate of a Responsible Officer of the Loan Parties certifying that the Senior Notes Forbearance Agreement is in full force and effect, and attaching thereto a true and correct copy of such duly executed and effective agreement.

(b) The Lenders shall have received on or prior to the Closing Date, all documentation and other information reasonably requested by them in writing at least three (3) Business Days prior to the Closing Date in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(c) All fees and expenses required to be paid hereunder and invoiced prior to the Closing Date shall have been paid in full in cash prior to the Closing Date or, will be paid from proceeds of the Loans on the Closing Date.

(d) The Administrative Agent shall have received the Audited Financial Statements and the audit report for such financial statements and the Unaudited Financial Statements.

(e) [Reserved.]

(f) The Administrative Agent (at the direction of the Requisite Lenders) shall be reasonably satisfied that all necessary governmental and third party consents and approvals have been obtained and be effective and all applicable waiting periods in respect thereof shall have expired without any adverse action being taken by any Governmental Authority other than the those which the failure to obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or to result in criminal or civil sanctions against any party thereto and that the Borrower is in compliance with all applicable Laws in all material respects.

(g) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects on and as of the Closing Date; provided, that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date.

(h) No Default shall exist, or would result from such proposed Loans or from the application of the proceeds therefrom.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in this Section 4.01 have been satisfied on and as of the making of Loans hereunder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each other Subsidiary, except for such Non-Loan Party Subsidiaries set forth in Schedule 5.01(a), (a) is duly incorporated, organized or formed, and validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization (to the extent such concept exists in such jurisdiction), (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law; except with respect to any breach, contravention or violation (but not creation of Liens) referred to in clause (b), to the extent that such breach, contravention or violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings set forth on Schedule 5.03, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.05 Financial Statements; No Material Adverse Effect. (a) The Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except (x) as otherwise disclosed to the Lenders in writing prior to the Closing Date and (y) in the case of the Unaudited Financial Statements, to changes resulting from normal year end audit adjustments and the absence of footnotes.

(b) Since September 30, 2011, after giving effect to any forbearance agreement in effect as of the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(c) The Projections for the balance of Fiscal Year 2011 and Fiscal Year 2012 have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such Projections, it being understood that actual results may vary from any forecasts contained therein and that such variations may be material.

Section 5.06 Litigation. Except as set forth on Schedule 5.06, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document.

Section 5.07 Ownership of Property; Liens. (a) Each Loan Party and each of its Subsidiaries is the legal and beneficial owner of the Collateral pledged by it free and clear of any Lien, except for the First Priority Existing Lien and any other Liens and security interest created or permitted under the Loan Documents including, any Liens permitted under Section 7.01.

(b) Each Loan Party and each of its Subsidiaries has good and defensible title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest would not reasonably be expected to have a Material Adverse Effect. Set forth as Schedule 5.07(b)(i) hereto is a complete and accurate list of all real property owned by the Loan Parties and their Subsidiaries and set forth on Schedule 5.07(b)(ii) hereto is a complete and accurate list of all leases of Real Property under which the Loan Parties and their Subsidiaries are the lessees. Set forth on Schedule 5.07(b)(iii) is a complete and accurate list of all Collateral Access Leases.

(c) As of the Closing Date, none of the Borrower or any of its Subsidiaries owns any Material Real Property.

Section 5.08 Perfection of Security Interests. Upon the making of the filings and taking of the other actions set forth on Schedule 5.08, all filings and other actions necessary or desirable to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, fully perfected lien on, and security interest in, the Collateral, prior and superior in right to any other Lien except for Permitted Priority Liens, securing the payment of the Secured Obligations, and all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken.

Section 5.09 Environmental Compliance. Except as would not be reasonably likely to result in a material liability to the Loan Party and its Subsidiaries:

(a) Except as otherwise set forth on Schedule 5.09(a), or as would not reasonably be expected to result in a material liability, the operations and properties of each Loan Party and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (A) form the basis of a material Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(b) Except as otherwise set forth on Schedule 5.09(b) hereto, or as would not reasonably be expected to result in a material liability, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or, to the Borrower’s knowledge, proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or aboveground storage tanks other than in compliance with applicable Environmental Laws or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; other than in compliance with applicable Environmental Laws there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been released, discharged or disposed of by any Loan Party, any of its Subsidiaries or any predecessor on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.

(c) Except as otherwise set forth on Schedule 5.09(c) hereto, or as would not reasonably be expected to result in a material liability, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.

(d) Except as set forth in Schedule 5.09(d) or as would not reasonably be expected to result, individually or in the aggregate, a material liability, the Borrower and each of its Subsidiaries has obtained all material Environmental Permits required for ownership and operation of its property and business. Except as set forth in Schedule 5.09(d), neither the Borrower nor any of its Subsidiaries has received any written notification pursuant to any applicable Environmental Law or otherwise has knowledge that (A) any material work, repairs, construction or Capital Expenditures are required to be made in order to be in or continue to be in compliance with any applicable Environmental Laws or any material Environmental Permit or (B) any Environmental Permit is about to be reviewed, made subject to new limitations or conditions, revoked, withdrawn or terminated.

(e) Except as set forth in Schedule 5.09(e), or as would not reasonably be expected to result in a material liability, no Loan Party nor any other Subsidiary has contractually assumed any liability or obligation under or relating to any applicable Environmental Law.

(f) To the knowledge of the Responsible Officers, the Company and its Subsidiaries have furnished or made available to the Lenders true and correct copies of all material environmental audits, reports and assessments relating to past or current operations, facilities or properties of their business (“Environmental Reports”), in each case which are in their possession and as may be reasonably discovered.

Section 5.10 Taxes. (a) Each of the Borrower, each Subsidiary and Holdings have timely filed all federal, provincial, state, municipal, foreign and other tax returns and reports required to be filed, and have timely paid all federal, provincial, state, municipal, foreign and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

(b) As of the Closing Date, to the knowledge of the Borrower, there are no (i) claims being asserted in writing with respect to any taxes, (ii) presently effective waivers or extensions of statutes in writing with respect to any taxes, and (iii) except as set forth in Schedule 5.10(b), no tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service or any other taxing authority, in each case, with respect to Holdings, the Borrower and its Subsidiaries.

(c) Neither the Borrower nor any of its Subsidiaries is party to any tax sharing agreement other than (i) the Agreement and Plan of Merger among OCM Hydrochem Holdings, LLC, Oaktree Acquisition Corp. and Hydrochem Holding, Inc. dated December 21, 2004 and (ii) the Amendment to Unit Purchase Agreement and Release among the Borrower and Harvest Partners LP dated December 23, 2009.

Section 5.11 Compliance with ERISA. (a) Except as set forth in Schedule 5.11(a), each Plan is in material compliance with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b)(i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 et seq. or 4243 of ERISA with respect to a Multiemployer Plan; and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

Section 5.12 Labor Matters. Except as set forth on Schedule 5.12, there are no collective bargaining agreements or other material labor contracts covering employees of the Borrower or any Subsidiary and no union or other labor organization (i) has requested to apply the collective bargaining agreements set forth on Schedule 5.12 to employees of the Borrower or any Subsidiary, or (ii) has requested recognition or is seeking to organize employees of the Borrower or any Subsidiary. There are no strikes, unfair labor practice claims, or other labor disputes pending or threatened against the Borrower or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of the Borrower and its Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from the Borrower or any of its Subsidiaries or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP.

Section 5.13 Subsidiaries; Equity Interests. As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.13, and all of the outstanding Equity Interests in the Borrower and the Material Subsidiaries have been validly issued, are fully paid and nonassessable. As of the Closing Date, Schedule 5.13 sets forth the name and jurisdiction of organization of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any of their Subsidiaries in each of their Subsidiaries, including the percentage of such ownership and (c) identifies each Person the Equity Interests of which are required to be pledged pursuant to the Collateral and Guarantee Requirement.

Section 5.14 Margin Regulations; Investment Company Act; USA PATRIOT Act. (a) No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings will be used for any purpose that violates Regulation U.

(b) None of the Borrower, any Person Controlling the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

(c) Neither the Borrower nor any of its Subsidiaries is in violation of any laws relating to terrorism or money laundering, including Executive Order No. 13224 on Terrorist Financing, effective September 23, 2001 and the USA PATRIOT Act and the use of the proceeds of the Borrowings will not violate the Trading with the Enemy Act, as amended or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Section 5.15 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.16 Intellectual Property. Set forth on Schedule 5.16 is a complete and accurate list of all Registered patents, trademarks, service marks, domain names and copyrights, owned by each Loan Party or any of its Subsidiaries as of the Closing Date, showing as of the date hereof the jurisdiction in which each such item of Registered Intellectual Property is registered and the registration number. Each of the Loan Parties and the other Subsidiaries own or have the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, know-how and other intellectual property recognized under applicable Law (collectively, “Intellectual Property”) that are material to the operation of their respective businesses as currently conducted and to the knowledge of each Loan Party, no such Intellectual Property is infringing upon any Intellectual Property rights held by any other Person.

Section 5.17 [Reserved.]

Section 5.18 No Default. No Default has occurred and is continuing or would result from any Borrowing under this Agreement or from the application of the proceeds therefrom. No “Default” or “Event of Default”, under and defined in the First Lien Credit Agreement, has occurred and is continuing, except for such events as are specifically identified in the Forbearance Agreement (the “Existing Defaults”). The Forbearance Agreement has been duly authorized and executed by all parties thereto, is fully enforceable against all First Lien Secured Parties in accordance with its terms and is in full force and effect, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing.

Section 5.19 Status of Facility as Senior Indebtedness. The Obligations under the Facility constitute senior Indebtedness senior to any other outstanding Indebtedness of the Borrower and its Subsidiaries (other than the First Lien Loans and the Senior Notes) or any secured or senior unsecured Indebtedness permitted hereunder.

Section 5.20 Use of Proceeds. The Borrower will use the proceeds of the Loans solely as follows: to the extent set forth in the Approved Bridge Budget, for working capital and other general corporate purposes of the Borrower in the ordinary course of business, and not in contravention of any Law or the Loan Documents.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Section 6.01, Section 6.02 and Section 6.03) cause each Restricted Subsidiary to:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) Annual Reports. As soon as available, but in any event within one hundred and twenty (120) days after the end of each subsequent fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case (i) in comparative form the figures for the previous fiscal year and (ii) a comparison of actual figures against the forecasts for such fiscal year (including the Projections), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a (A) report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (B) certificate of such accounting firm to the Lenders stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof;

(b) Quarterly Reports. As soon as available, but in any event, within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower (commencing with the first full fiscal quarter ended after the Closing Date), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case (A) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and (B) a comparison of actual figures for such fiscal quarter against the forecasts for such fiscal quarter (including the Projections), all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

(c) Monthly Reports. As soon as available and in any event within 30 days after the end of each month, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such month and consolidating statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month and consolidating statements of income and a consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding month of the preceding Fiscal Year, and the figures contained in the Projections, all in reasonable detail, and in each case certified by the Responsible Officer of the Borrower as fairly presenting the consolidated financial position of the Borrower and its Subsidiaries, as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a), (b) and (c) above the same consolidated financial statements prepared in accordance with the Accounting Principles, together with a reconciliation statement of GAAP against the Accounting Principles.

(e) [Reserved].

(f) Management Discussion and Analysis Reports. Simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and (b), a report setting forth management’s analysis and discussion of the condition (financial and otherwise) operations, prospects and forecasts in respect of the business of the Borrower and its Subsidiaries. The Borrower shall, not later than 20 days following the Lenders’ request, schedule one telephonic conference per applicable period with management of the Borrower to discuss the contents of the relevant reports. For the avoidance of doubt, the delivery of items required to be delivered hereunder or in a Form 10-K or Form 10-Q that has been filed with the SEC shall be sufficient for purposes of this Section 6.01(f).

(g) Weekly Cash Flow Statement. (i) As soon as available and in any event not later than the Thursday of each week (or if such day is not a Business Day, the immediately preceding Business Day), an updated 13-week rolling cash flow statement for the next succeeding 13-week period, which shall be in the same form and contain the same items as the Approved Bridge Budget, and (ii) on Thursday of each week (or if such day is not a Business Day, the immediately preceding Business Day), commencing on the third Thursday after the Closing Date (unless the Closing Date occurs on a Thursday or Friday, in which case commencing on the second Thursday after the Closing Date) and in respect of the Approved Bridge Budget then in effect, the Variance Report for such week and the period from the first full week after the Closing Date through the end of such week. The chief financial officer and other senior managers of the Loan Parties shall conduct a telephone conference on a confidential basis on each Tuesday during the Facility with the Lenders or representatives of the Lenders to update them on, among other things, the operations, financial performance and financial projections of the Loan Parties.

(h) [Reserved.]

(i) Monthly Projections. Promptly after any such update becomes available, each update of the monthly Projections required under Section 4.01(a)(ix) presented on a monthly basis for each month remaining in Fiscal Years 2011 and 2012, which update shall be reasonably satisfactory to the Requisite Lenders.

Section 6.02 Certificates; Reports; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) upon delivery of the financial statements referred to in Section 6.01(a), (b), and (c) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(c) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party or any of its Subsidiaries (other than in the ordinary course of business);

(d) together with the delivery of the financial statements pursuant to Section 6.01(a) and each Compliance Certificate pursuant to Section 6.02(a), (i) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a prepayment under Section 2.05(b), (ii) a list of Subsidiaries that identifies each Subsidiary as a Material Subsidiary or an Immaterial Subsidiary as of the date of delivery of such Compliance Certificate or a confirmation that there is no change in such information since the later of the Closing Date or the date of the last such list and (iii) such other information required by the Compliance Certificate; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Material Subsidiary, or compliance with the terms of the Loan Documents, as any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), (c), (e) or Section 6.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) upon written request by any Lender through the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, the Borrower shall deliver originally executed Compliance Certificates to the Administrative Agent (in addition to the electronic copies pursuant to the foregoing). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 6.03 Notice Requirements; Other Information. Promptly after a Responsible Officer obtains knowledge thereof, notify, or, as soon as available, provide to the Administrative Agent, for prompt further distribution to each Lender, as the case may be:

(a) of the occurrence of any Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto;

(b) the occurrence of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) the commencement of, or any material development in, any litigation or governmental proceeding (including without limitation pursuant to any applicable Environmental Laws) pending against the Borrower or any of the Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect;

(d) of the occurrence of any ERISA Event or other labor related matters, in each case, above the Threshold Amount;

(e) the occurrence of any event triggering a Collateral and Guarantee requirement under Section 6.11;

(f) copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Mortgaged Agreement or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Mortgaged Agreement or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by any Lender through the Administrative Agent, such information and reports regarding the Mortgaged Agreements and such instruments, indentures and loan and credit and similar agreements as any Lender through the Administrative Agent may reasonably request;

(g) as soon as available and in any event upon delivery of the financial statements required to be delivered pursuant to Section 6.01(b), an updated Perfection Certificate with schedules (other than Schedule III thereto in respect of assigned agreements) updating the information contained therein to the extent any information contained therein must be updated or changed in order to make such information accurate and complete;

(h) of a tax event or liability not previously disclosed in writing by the Borrower to the Lenders which would reasonably be expected to result in a material liability, together with any other information as may be reasonably requested by any Lender through the Administrative Agent to enable the Lenders to evaluate such matters;

(i) any event or circumstance causing the Sponsor to cease to, directly or indirectly, have the power, right or ability to direct or control the daily management and decision making activities of Holdings or the Borrower, of any change in the Board of Directors of Holdings or the Borrower or the occurrence of a Change of Control;

(j) of any change (i) in any Loan Party’s corporate name, (ii) any Loan Party’s identity and corporate structure or (iii) any Loan Party’s taxpayer identification number. The Borrower agrees that it will not, and will not permit any of its Subsidiaries to, permit or make any change referred to in this Section 6.03(j) unless all filings have been made under the Uniform Commercial Code within the time periods provided therein or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and fully perfected lien on, and security interest in, the Collateral, prior and superior in right to any other Lien except for Permitted Priority Liens, and for the Collateral at all times following such change to have a valid, legal and fully perfected lien and security interest as contemplated by the Collateral Documents, prior and superior in right to any other Lien except for Permitted Priority Liens;

(k) immediately upon the discovery of any inaccuracy, miscalculation or misstatement contained in any Compliance Certificate or other certificate provided for any period that affects any financial or other calculations, representations or warranties or other statements impacting any provision of this Agreement and any other Loan Document in any material respect, notice of such inaccuracy, miscalculation or misstatement together with an updated certificate including the corrected information, calculation or statement, as applicable; and

(l) without duplication, of any delivery requirement hereunder, each report, notice, statement or certificate required to be delivered to any of the lenders or agents under the First Lien Credit Agreement or the First Lien Loan Documents.

Section 6.04 Environmental Matters. (a) Comply, and cause each of its Restricted Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Restricted Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Restricted Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action required to remove and clean up all releases or threatened releases of Hazardous Materials from any of its properties, as required under, and in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(b) In the event any Environmental Reports identifies any material non-compliance with Environmental Law relating to the sites specified in such reports (the “Specified Sites”) that could reasonably be deemed to potentially result in any Environmental Liabilities with respect to the Specified Sites as reasonably determined by the Lenders, the Borrower shall (i) provide the Lenders with a plan to remedy such noncompliance (a “Specified Remediation Plan”), (ii) shall implement any changes or additions to such Specified Remediation Plan as may be reasonably requested by the Lenders and (iii) shall implement such Specified Remediation Plan or cure any such non-compliance within 180 days of such Specified Remediation Plan being approved by the Lenders or within such other time as the Lenders may agree.

(c) Environmental Reporting Requirements. Promptly after a Responsible Officer obtains knowledge thereof, notify the Administrative Agent of or, as soon as practicable after receipt thereof, deliver to the Administrative Agent, for prompt further distribution to each Lender, material documents concerning:

(i) any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that would (1) reasonably be expected to result in a material liability or (2) cause any Mortgaged Properties to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(ii)(1) any occurrence of any release or threatened release of Hazardous Materials required to be reported to any Governmental Authority under applicable Environmental Law, (2) any remedial actions taken by any Loan Party or its Subsidiaries in respect of any such release or threatened release that could reasonably be expected to result in an Environmental Action or (3) the Loan Parties’ discovery of any occurrence of or condition on any real property adjoining or in the vicinity of any site or facility that would be reasonably expected to cause such site or facility or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) copies of any and all material written communications with respect to (1) any Environmental Action, (2) any release or threatened release or non-compliance with any Environmental Law required to be reported to any Governmental Authority and (3) any request for information from a Governmental Authority that suggests such Governmental Authority is investigating the potential responsibility of the Borrower or any of its Restricted Subsidiaries as a potentially responsible party;

(iv) any action proposed to be taken by the Borrower or any of its Restricted Subsidiaries to modify current operations in a manner that would reasonably be expected to subject the Borrower and its Subsidiaries to any material additional obligations or requirements under Environmental Laws;

(v) copies of all environmental reports, audits or analyses (whether produced by the Borrower or its Subsidiaries or any third party or Governmental Authority) in respect of any sites owned, leased or operated by the Borrower and its Restricted Subsidiaries;

(vi) upon a good faith belief that a release of Hazardous Materials or a violation of Environmental Law reasonably likely to result in a fine or penalty has occurred and within 60 days after such request and at the expense of the Borrower, any additional environmental site assessment reports for any of its or its Restricted Subsidiaries’ properties described in such request prepared by an environmental consulting firm acceptable to the Requisite Lenders, indicating the presence or absence of such Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent (at the direction of the Requisite Lenders) reasonably determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent (at the direction of the Requisite Lenders) may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Restricted Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable nonexclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; and

(vii) any such other documents and information as any Lender through the Administrative Agent may reasonably request from time to time.

Section 6.05 Maintenance of Existence. (a) Preserve, renew and maintain in full force and effect its legal existence, structure and name under the Laws of the jurisdiction of its organization and (b) take all commercially reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries and to the extent that the loss thereof shall not be disadvantageous to Borrower, its Restricted Subsidiaries or the Lenders in any material respect and (ii) pursuant to a transaction permitted by Section 7.04 or Section 7.05.

Section 6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment that are used or useful in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and make all commercially reasonable and appropriate repairs, renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 6.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies (in the good faith judgment of management), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are

customarily carried by Person engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates.

Section 6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions, decrees and judgments applicable to it or to its business or property (including without limitation Environmental Laws and ERISA).

Section 6.09 Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any properties of the Borrower and its Restricted Subsidiaries (subject, in the case of third party customer sites, to customary access agreements) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that excluding any such visits and inspections during the occurrence and continuance of an Event of Default, (i) only the Administrative Agent on behalf of the Requisite Lenders may exercise rights of the Administrative Agent and the Requisite Lenders under this Section 6.10 and (ii) the Administrative Agent shall not exercise such rights more than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (at the direction of the Requisite Lenders) or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants to the extent reasonably feasible. Neither the Borrower nor any Restricted Subsidiary shall be required to disclose to the Administrative Agent or any Lender any information that, in the opinion of counsel to the Borrower or such Restricted Subsidiary, is prohibited by Law to be disclosed, is subject to attorney client privilege or constitutes attorney work product or the disclosure of which would cause a material breach of a binding non-disclosure agreement with a third party to the extent such agreement is not made in contemplation of the avoidance of this Section 6.10.

Section 6.11 Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (y) the acquisition of any property by any Loan Party (it being understood that, in the case of real property, only the requirements of Section 6.11(g)(ii) shall apply and such requirements shall apply only to Material Real Property), and such property, in the judgment of the Collateral Agent, shall not already be subject to a fully perfected lien and security interest in favor of the Collateral Agent for the benefit of the Secured Parties, prior and superior in right to any other Lien except for Permitted Priority Liens, then each Loan Party shall, in each case at such Loan Party’s expense:

(a) in connection with the formation or acquisition of a Subsidiary, within 30 days after such formation or acquisition (or such longer period as the Collateral Agent (at the direction of the Requisite Lenders) may agree), cause each such Subsidiary that is required to be a Guarantor pursuant to the Collateral and Guarantee Requirement, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance reasonably satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(b) within 10 days after (or such longer period as the Collateral Agent (at the direction of the Requisite Lenders) may agree) such formation or acquisition, furnish to the Collateral Agent a description of the Material Real Properties and personal properties of such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement or the Material Real Property and personal properties so acquired, in each case in detail reasonably satisfactory to the Collateral Agent,

(c) within 30 days after (or such longer period as the Collateral Agent (at the direction of the Requisite Lenders) may agree) (i) acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a Security Agreement Supplement or Intellectual Property Security Agreement Supplement (each as defined in the Security Agreement), shall be effected in such manner), as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (ii) such formation or acquisition of any new Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement, duly execute and deliver and cause such Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement and each Loan Party acquiring Equity Interests in such Subsidiary to duly execute and deliver to the Collateral Agent Mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements (which, to the extent applicable and if relating to the type of Collateral the granting of a security interest in which can be effected through the execution of a Security Agreement Supplement or Intellectual Property Security Agreement Supplement shall be effected in such manner) as specified by, and in form and substance reasonably satisfactory to, the Collateral Agent (at the direction of the Requisite Lenders), securing payment of all of the obligations of such Subsidiary or Loan Party, respectively, under the Loan Documents,

(d) within 30 days (or such longer period as the Collateral Agent (at the direction of the Requisite Lenders) may agree) after such formation or acquisition, take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take or cause to be taken, whatever action (including, without limitation, the recording of Mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the

Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms,

(e) within 30 days (or such longer period as the Collateral Agent (at the direction of the Requisite Lenders) may agree) after such formation or acquisition, deliver to the Collateral Agent, upon the request of the Collateral Agent (at the direction of the Requisite Lenders), a signed copy of a favorable opinion in customary form, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to (1) the matters contained in clauses (a), (c) and (d) above, (2) such guaranties, guaranty supplements, Mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements being legal, valid and binding obligations of each Loan Party thereto enforceable in accordance with their terms, as to the matters contained in clause (d) above, (3) such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and (4) matters of corporate formalities as the Collateral Agent may request and such other matters as the Collateral Agent may reasonably request,

(f) at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to take, all such other action as the Collateral Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, Mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements, and

(g)(i) the Borrower shall provide the security interests and Guarantees set forth on Schedule 1 on or prior to the dates corresponding to such security interests and Guarantees set forth on Schedule 1; and

(ii) after the Closing Date, promptly within sixty (60) days after the acquisition of any Material Real Property (other than leasehold interests) by any Loan Party, if such Material Real Property shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such real property to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement, and otherwise satisfy the Collateral and Guarantee Requirement with respect to such real property, and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or the Collateral Agent (in each case at the direction of the Requisite Lenders) to grant and perfect or record such Lien.

(iii) In the case of any Collateral Access Lease entered into after the Closing Date, comply with the requirements set forth in Section 6.19 with respect to such lease during a period of sixty (60) days following the date of effectiveness of such lease.

Section 6.12 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, in a manner consistent with the uses set forth in the Preliminary Statements to this Agreement and as set forth in Section 5.20. No portion or proceeds of the Loans or the Collateral may be used in connection with the investigation (including discovery proceedings), initiation or prosecution of any claims, causes of action, adversary proceedings or other litigation against the Lenders or the Agents or with respect to this Agreement or the other Loan Documents, or the holders of the Senior Notes, the Senior Notes Indentures or the other agreements and documents related to the Senior Notes. No portion or proceeds of the Loans may be used for payments or prepayments of principal under the First Lien Credit Agreement (including payments or prepayments or revolving loans thereunder).

Section 6.13 Further Assurances and Post-Closing Undertakings. (a) General Assurances. (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof.

(ii) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and reregister any and all such further acts, deeds, conveyances, pledge agreements, Mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

(b) Certain Foreign Subsidiaries. Upon the written request of the Administrative Agent (at the direction of the Requisite Lenders) following a Change in Law pursuant to which the Administrative Agent (at the direction of the Requisite Lenders) reasonably determines that the circumstances causing the undistributed earnings of any Foreign Subsidiary (as determined for United States federal income tax purposes) to be treated as a deemed dividend to Holdings, the Borrower or any other Domestic Subsidiary for U.S. federal income tax purposes or such other circumstances no longer subject Holdings, the Borrower or any other Domestic Subsidiary to liability for any additional United States income taxes by virtue of Section 956 of the Code or any other applicable provision of the Code (“CFC Pledge

Restrictions”), unless (x) counsel for the Borrower reasonably acceptable to the Administrative Agent (at the direction of the Requisite Lenders) provides, within 60 days after such written request of the Administrative Agent (at the direction of the Requisite Lenders), a written opinion addressed to the Borrower and the Administrative Agent, in form and substance mutually satisfactory to the Borrower and the Administrative Agent (at the direction of the Requisite Lenders) to the effect that, with respect to any direct Foreign Subsidiary of any Loan Party that has not already had all of the Equity Interests issued by it pledged pursuant to the Collateral Documents, a pledge of more than 66.0% of the total combined voting power of all classes of Equity Interests of such Foreign Subsidiary entitled to vote could reasonably be expected, despite such Change in Law, to continue to be subject to a CFC Pledge Restriction, then (y) that portion of such Foreign Subsidiary’s outstanding Equity Interests issued by such Foreign Subsidiary not theretofore pledged pursuant to the relevant Collateral Document shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to a supplement to the relevant Collateral Document (or another pledge agreement in substantially identical form, if needed) to the extent that entering into such Collateral Document is permitted by the Laws of the respective foreign jurisdiction and with all documents delivered pursuant to this Section 6.13(b) to be in form, scope and substance reasonably satisfactory to the Collateral Agent.

(c) WSI Pledge Documents. On or before December 7, 2011, the Borrower shall deliver the WSI Pledge Documents to the Administrative Agent, each duly executed by the parties thereto.

(d) Account Control Agreement. The Borrower, U.S. Bank and the Collateral Agent (at the direction of the Requisite Lenders) shall negotiate in good faith with the First Lien Collateral Agent and Wells Fargo Bank, National Association to enter into the Account Control Agreement as soon as practicable after the Closing Date, and in any event not later than thirty (30) days after the Closing Date.

Section 6.14 Taxes. Each of the Borrower and Holdings will pay and discharge, and will cause each of its Restricted Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, may reasonably be expected to become a lien or charge upon any properties of the Holdings or the Borrower or its Subsidiaries not otherwise permitted under this Agreement; provided, that, neither Holdings nor the Borrower nor any of its Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

Section 6.15 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its fiscal year to end on or about December 31 of each calendar year and (ii) its fiscal quarters to end on or about March 31, June 30, September 30 and December 31 of each calendar year, in each case unless otherwise approved by the Administrative Agent (at the direction of the Requisite Lenders).

Section 6.16 Material Contracts. Comply with all the terms and provisions of each Material Contract, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 6.17 Ratings. Maintain at all times (a) corporate family ratings from Moody’s and corporate credit ratings from S&P and (b) ratings for the Facility from Moody’s and S&P. The Borrower will promptly notify the Administrative Agent in the event of a downgrade in any of the foregoing ratings.

Section 6.18 Compliance with Forbearance Agreements. Comply with all obligations under the Forbearance Agreement and under the Senior Notes Forbearance Agreement.

Section 6.19 Compliance with Terms of Leaseholds. Comply with all material obligations in respect of all leases of real property to which the Borrower or any of its Restricted Subsidiaries is a party, except to the extent such failure to comply would not reasonably be expected to have a Material Adverse Effect.

Section 6.20 Adherence to Approved Bridge Budget. Adhere to the initial Approved Bridge Budget; provided that beginning with the first Variance Report to be delivered in accordance with Section 6.01(g)(ii), cumulative actual cash flow before professional fees and debt service must exceed an amount equal to the cumulative budgeted cash flow before professional fees and debt service set forth in such initial Approved Bridge Budget minus $4,000,000.

Section 6.21 Restructuring Milestones.

(a) On or before December 9, 2011, each of the Loan Parties shall have entered into (i) a restructuring support agreement (the “Support Agreement”), in form and substance acceptable to the Lenders, with (a) holders of at least two-thirds of the principal amount of the Senior Notes and (b) holders representing at least (1) a majority of the holders of the First Lien Loans and (2) at least two-thirds of the principal amount of the First Lien Loans, and (ii) an equity backstop commitment agreement (the “Backstop Agreement”), in form and substance acceptable to the Lenders, with certain members of the ad hoc committee of holders of Senior Notes.

(b) On or before December 15, 2011, the Loan Parties shall have received a fully underwritten commitment agreement for a debtor-in-possession financing, in form and substance, including the amount thereof, acceptable to the Lenders.

(c) On or before December 15, 2011, the Loan Parties shall have received a fully underwritten commitment agreement for a revolving exit financing facility, in form and substance, including the amount thereof, acceptable to the Lenders.

(d) On or before December 20, 2011, the Loan Parties shall have commenced the solicitation for a pre-packaged chapter 11 plan of reorganization (a “Pre-packaged Plan”) and/or an out of court restructuring of the obligations under the First Lien Credit Agreement, the

Facility and the Senior Notes (an “Out of Court Restructuring”), in each case, in form and substance acceptable to the Lenders.

(e) On or before January 27, 2012, the Loan Parties shall have either (i) consummated such Out of Court Restructuring or (ii) commenced voluntary cases under Chapter 11 of Title 11 of the United States Code to implement such Pre-packaged Plan.

Section 6.22 Collateral Access Agreements. During the 20 day period following the Closing Date, the Borrower shall use commercially reasonable efforts to obtain collateral access agreements, substantially in the form of Exhibit L or otherwise in form and substance reasonably satisfactory to the Administrative Agent, for any Collateral Access Leases, in each case executed by the lessor under the applicable real property lease. Notwithstanding anything to the contrary in this Agreement, if the Borrower shall fail to obtain the collateral access agreement with respect to any such real property lease within the specified time period, after using commercially reasonable efforts to do so, the Borrower shall have no further obligation to execute and deliver to the Administrative Agent the same and the condition set forth in this Section 6.22 with respect thereto shall be deemed to be satisfied by the Borrower. The Borrower shall promptly, upon request, provide the Administrative Agent with a report in reasonable detail summarizing the commercially reasonable efforts undertaken to obtain the collateral access agreements referenced in this Section 6.22.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)(i) Liens pursuant to any Loan Document and (ii) the First Priority Existing Lien to the extent securing Indebtedness permitted under Section 7.03(b);

(b) Liens existing on the date hereof and listed on Schedule 7.01(b);

(c) Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory or common law Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled (or if filed have been discharged or stayed) and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(e)(i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business in an aggregate amount not to exceed the greater of (i) $25,000,000 and (ii) 3% of Total Assets;

(g) easements, rights-of-way, restrictions, encroachments, protrusions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any Material Subsidiary;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(f); provided, that, (i) such Liens attach concurrently with or within 120 days after the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits, and (iii) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such purchase money Indebtedness;

(j) leases, licenses, subleases or sublicenses and Liens on the property covered thereby, in each case, granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Material Subsidiary or (ii) secure any Indebtedness;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02(j) or (n) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) Liens in favor of the Borrower or any Subsidiary securing Indebtedness permitted under Section 7.03(e); provided, that, no such Lien on assets of Loans Parties shall be permitted to secure Indebtedness owed by a Loan Party to any Non-Loan Party Subsidiary;

(n) [Reserved.]

(o) any interest or title of a lessor or sublessor under leases or subleases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

(q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;

(r) Liens arising from precautionary Uniform Commercial Code financing statement filings;

(s) Liens in respect of prepaid insurance premiums securing financing permitted under Section 7.03(l);

(t) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower or any Material Subsidiary;

(u) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit issued for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; or

(v) the modification, replacement, renewal or extension of any Lien permitted by clauses (b) and (i) of this Section 7.01; provided, that, (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03;

(w) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(x) Liens on property of a Non-Loan Party securing Indebtedness of Non-Loan Party Subsidiaries permitted to be incurred by Section 7.03;

(y) [Reserved.]; and

(z) licenses of patents, trademarks and other Intellectual Property rights granted by the Borrower and its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Borrower or such Subsidiary.

(aa) [Reserved.]

Section 7.02 Investments. Make any Investments, except:

(a) Investments by the Borrower or its Subsidiary in Cash Equivalents;

(b) loans or advances to officers, directors, partners and employees of Holdings (or any direct or indirect parent thereof), the Borrower or its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes in an amount not to exceed $500,000 in the aggregate at any time outstanding and (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof or the Borrower) (provided, that, the amount of such loans and advances shall be contributed to the Borrower in cash as common equity) in an aggregate principal amount outstanding not to exceed $2,000,000 at any time outstanding;

(c) asset purchases (including purchases of inventory, equipment, supplies and materials) and the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(d) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Subsidiary in any Loan Party and (iii) by any Non-Loan Party in any other Non-Loan Party;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(f) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and Capital Expenditures permitted under Section 7.01, Section 7.03, Section 7.04, Section 7.05, Section 7.06, and Section 7.16, respectively; provided, however, that no Investments may be made solely pursuant to this Section 7.02(f);

(g) Investments consisting of any modification, replacement, renewal, reinvestment or extension of any Investment existing on the date hereof; provided, that, the amount of any Investment permitted pursuant to this Section 7.02(g) is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment as of the Closing Date or as otherwise permitted by this Section 7.02;

(h) Investments in Swap Contracts permitted under Section 7.03(g);

(i) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(j) [Reserved.]

(k) expenditures made on or prior to the Closing Date by the Borrower or any of its Subsidiaries with proceeds received from Harvest Partners IV or any sellers party to the Acquisition Agreement (or any Affiliate thereof) pursuant to any indemnification provisions set forth in the Acquisition Agreement to the extent such proceeds are actually applied to remedy the specific event or circumstance giving rise to the claim for indemnification;

(l) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(m) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(n) Investments (i) solely to the extent set forth in the Approved Bridge Budget (without giving effect to any permitted variance) or (ii) made on or before the Closing Date in Non-Loan Party Subsidiaries and Unrestricted Subsidiaries and set forth on Schedule 7.02(n);

(o) [Reserved.];

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Investments held by any Subsidiary acquired after the Closing Date or of a corporation merged into the Borrower or merged or consolidated with any Subsidiary in accordance with Section 7.04 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation and to the extent otherwise permitted under this Section 7.02 (and not solely in reliance on this Section 7.02(q));

(r) Guarantee Obligations of the Borrower or any Subsidiary in respect of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(s) [Reserved]; and

(t) Investments in form of loans or advances to the extent not constituting Indebtedness in respect of prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Borrower and its Subsidiaries.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower and any of its Subsidiaries under the Loan Documents;

(b) Indebtedness of the Borrower incurred by the Borrower under the First Lien Credit Agreement and outstanding immediately before giving effect to the initial Borrowing on the Closing Date, in an amount not to exceed $212,225,000 in the aggregate plus the additional amount permitted to be capitalized in accordance with the terms of the Forbearance Agreement and the Third Amendment to First Lien Credit Agreement, and any Guarantee Obligations of the Loan Parties in respect of such Indebtedness;

(c) Surviving Indebtedness listed on Schedule 7.03(c) and any Permitted Refinancing thereof;

(d) Guarantee Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of the Borrower or any Subsidiary otherwise permitted hereunder (except that a Non-Loan Party Subsidiary may not, by virtue of this Section 7.03(d), guarantee Indebtedness that such Non-Loan Party Subsidiary could not otherwise incur under this Section 7.03); provided, that, the aggregate outstanding amount of all guarantees by Loan Parties of Indebtedness of Non-Loan Party Subsidiaries, when aggregated with (but without duplication of) Indebtedness from Non-Loan Party Subsidiaries to Loan Parties permitted under Section 7.03(e) and Indebtedness permitted by Section 7.03(p) does not at any time exceed the amount outstanding on the Closing Date as set forth in detail on Schedule 7.03(d) plus the amount, if any, set forth in the Approved Bridge Budget (without giving effect to any permitted variance); and provided, further, that if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee Obligation shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(e) Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary, or of Borrower to any Subsidiary; provided, that (i) all such Indebtedness shall be evidenced by promissory notes and, except with respect to any Indebtedness owing to any Non-Loan Party Subsidiary, all such notes shall be subject to the Collateral Requirement and shall be pledged to the Collateral Agent as security for the Obligations hereunder and (ii) except with respect to intercompany Indebtedness among Non-Loan Party Subsidiaries, all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that is reasonably satisfactory to the Administrative Agent (at the direction of the Requisite Lenders); and provided, further, that Indebtedness owed by Non-Loan Party Subsidiaries to any Loan Party, when aggregated with all outstanding guaranties permitted by Section 7.03(d) and Indebtedness permitted by Section 7.03(p) shall not exceed at any time the amount outstanding on the Closing Date as set forth in detail on Schedule 7.03(e) plus the amount, if any, set forth in the Approved Bridge Budget (without giving effect to any permitted variance);

(f) Indebtedness with respect to purchase money Indebtedness in an aggregate amount not to exceed the amount, if any, approved from time to time by the Administrative Agent (at the direction of the Requisite Lenders); provided, that, any such Indebtedness (i) shall be secured by the asset subject to such acquired asset in connection with the incurrence of such Indebtedness, as the case may be, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset;

(g) Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes;

(h) [Reserved.];

(i) Indebtedness representing deferred compensation to employees of the Borrower (or any direct or indirect parent of the Borrower) and its Subsidiaries incurred in the ordinary course of business;

(j) Indebtedness incurred on or prior to the Closing Date, and set forth on Schedule 7.03(j), to current or former officers, directors, partners, managers, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent thereof) permitted by Section 7.06 in an aggregate amount not to exceed $2,000,000;

(k) Cash Management Obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts incurred in the ordinary course;

(l) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m) Indebtedness incurred by the Borrower or any of its Subsidiaries in respect of letters of credit, bank guarantees, banker’s acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(n) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of its Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(o) [Reserved.]

(p)(i) Indebtedness incurred by a Non-Loan Party Subsidiary incurred prior to the Closing Date and set forth on Schedule 7.03(p), and (ii) Indebtedness incurred by a Non-Loan Party Subsidiary on or after the Closing Date, when aggregated with outstanding guaranties permitted by Section 7.03(d) and intercompany loans from Loan Parties to Non-Loan Party Subsidiaries permitted under Section 7.03(e), in an aggregate principal amount not to exceed the amount, if any, set forth in the Approved Bridge Budget (without giving effect to any permitted variance);

(q) [Reserved.]; and

(r) Indebtedness under the Senior Notes outstanding on the Closing Date, any exchange notes issued in exchange therefor pursuant to the terms thereof with substantially identical terms as the Senior Notes and any Permitted Refinancing thereof.

(s) [Reserved.]

(t) [Reserved.]

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (t) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided, that, all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a) of this Section 7.03 and all Indebtedness outstanding under the First Lien Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (b) of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary may merge with (i) the Borrower; provided, that, the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided, that, when any Subsidiary that is a Loan Party is merging with another Subsidiary, a Loan Party shall be the continuing or surviving Person;

(b) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party; and

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided, that, if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Section 7.02 and Section 7.03, respectively.

(d) [Reserved.]

(e) [Reserved.]

(f) [Reserved.]

Section 7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete, worn out or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory and immaterial assets in the ordinary course of business (including allowing any registrations or any applications for registration of any immaterial Intellectual Property to lapse or go abandoned in the ordinary course of business);

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is promptly purchased or the proceeds of such Disposition are promptly applied to the purchase price of such replacement property (which replacement property is actually promptly purchased);

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e) Dispositions permitted by Section 7.02, Section 7.04 and Section 7.06 and Liens permitted by Section 7.01;

(f) Dispositions in the ordinary course of business of Cash Equivalents;

(g) leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(h) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(i) Dispositions of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof;

(j) the unwinding of any Swap Contract pursuant to its terms;

(k) Permitted Sale Leasebacks consummated on or before the Closing Date and listed on Schedule 7.05(k);

(l) [Reserved.];

(m) [Reserved.];

(n) [Reserved.]; and

(o) the license or sub-license of patents, trademarks, copyrights, know how, process technology or other Intellectual Property to third persons, so long as the Borrower or a Restricted Subsidiary retains the right to use such licensed property in a manner consistent with its use at the time of such license or sub-license;

provided, that, other than in respect of Dispositions specified under clauses (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), (k) and (m), the proceeds of any Dispositions permitted hereunder shall be applied or reinvested in accordance with the requirements of Section 2.05(b)(ii).

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries that are Loan Parties;

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person;

(c) [Reserved.];

(d) to the extent constituting Restricted Payments, the Borrower and its Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.02, Section 7.04 or Section 7.08;

(e) [Reserved.];

(f) [Reserved.];

(g) the Borrower and its Restricted Subsidiaries may make Restricted Payments to any direct or indirect holder of an Equity Interest in the Borrower:

(i) for so long as the Borrower is a “pass through” entity for U.S. federal income tax purposes and such payments are be used to pay the tax liability to each relevant jurisdiction attributable to the income of the Borrower or its Subsidiaries determined as if the Borrower and its Subsidiaries filed separately;

(ii) the proceeds of which shall be used to pay such equity holder’s operating costs and expenses incurred in the ordinary course of business, other overhead costs and expenses and fees (including administrative, legal, accounting and similar expenses provided by third parties as well as trustee, directors and general partner fees) in an amount not to exceed $250,000 in any Fiscal Year and fees and expenses otherwise due and payable by the Borrower or any Restricted Subsidiary and permitted to be paid by the Borrower or such Restricted Subsidiary under this Agreement;

(iii) the proceeds of which shall be used to pay franchise and excise taxes and other fees, taxes and expenses required to maintain the corporate existence of Holdings and/or the Borrower;

(iv) to finance any Investment permitted to be made pursuant to Section 7.02; provided, that, (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) the Borrower or such parent shall, immediately following the closing thereof, cause all property acquired (whether assets or Equity Interests) to be held by or contributed to a Restricted Subsidiary, in each case, in accordance with the requirements of Section 6.11; and

(v) the proceeds of which shall be used to pay customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company or partner of the Borrower to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries.

(h) [Reserved.];

(i) [Reserved.];

(j) [Reserved.];

(k) [Reserved.];

(l) [Reserved.]; and

(m) so long as such management or employment agreements or contracts, shareholders’ or partnership agreements or similar were validly executed and in effect as of March 15, 2010, the Borrower or any Restricted Subsidiary may make Restricted Payments pursuant to any such management or employment agreement or contract, shareholders’ or partnership agreement or similar arrangements to the extent set forth on Schedule 7.06.

Section 7.07 Change in Nature of Business. Engage in any line of business other than those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than:

(a) transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(b) equity issuances, repurchases, redemptions, retirements or other acquisitions or retirements of Equity Interests by the Borrower or any Restricted Subsidiary permitted under Section 7.06;

(c) loans and other transactions by and among the Borrower and/or one or more Restricted Subsidiaries to the extent permitted under this Article VII;

(d) employment and severance arrangements between the Borrower or any of its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, in each case, in existence prior to and as in effect on the Closing Date;

(e) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and its Restricted Subsidiaries or any direct or indirect parent of the Borrower in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(f) dividends permitted under Section 7.06;

(g) transactions in which the total amount payable in any Fiscal Year does not exceed $100,000 individually and $250,000 in the aggregate; and

(h) the Employee Retention Plan dated as of October 13, 2011 between the Borrower and certain members of management.

Section 7.09 Prepayments, Etc. of Indebtedness; Restrictions on Prepayments of Indebtedness under the First Lien Loan Documents, Senior Notes and Non-Pari Passu Indebtedness. (a) Prepay, repay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner or make any payment in respect of (x) Indebtedness under the First Lien Loan Documents, (y) any Indebtedness that does not rank at least pari passu with the Facility or (z) in violation of any subordination terms of any other Indebtedness, except payments of the following when due: (i) payments of regularly scheduled interest on the Senior Notes, the Indebtedness under the First Lien Loan Documents, or other Indebtedness that does not rank at least pari passu with the Facility when due, (ii) the regularly scheduled payment of principal due on December 31, 2011 under the First Lien Loan Documents, (iii) indemnity payments and consent fees, if any, and reasonable and customary fees and expenses in respect of the First Lien Loan Documents, the Senior Notes or other Indebtedness that does not rank at least pari passu with the Facility, and (iv) so long as no Default has occurred and is continuing, mandatory prepayments required under Section 2.05(b) of the First Lien Credit Agreement, subject to Section 6.12.

(b) Amend, modify or change in any manner adverse to the Lenders any term or condition of the Senior Notes or the Senior Notes Indenture without the consent of the

Requisite Lenders other than such amendments or modifications in compliance with the terms set forth in the definition of Senior Notes.

(c) Amend any of the First Lien Loan Documents except as set forth in the Intercreditor Agreement.

Section 7.10 Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (a) agreements in favor of the Administrative Agent or the Collateral Agent or (b) prohibitions or conditions under (i) the First Lien Loan Documents, (ii) any Surviving Indebtedness, (iii) any purchase money or Indebtedness permitted by Section 7.03(f) solely to the extent that the agreement or instrument governing such Indebtedness prohibits a Lien on the property acquired with the proceeds of such Indebtedness, (iv) any Capitalized Lease permitted by Section 7.03(f) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, (v) by reason of customary provisions restricting pledges, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be, or (vi) any Indebtedness outstanding on the date any Person first becomes a Subsidiary of the Borrower (so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower).

Section 7.11 Partnerships, Etc. Become a general partner in any general or limited partnership, or permit any of its Restricted Subsidiaries to do so, other than any Restricted Subsidiary the sole assets of which consist of its interest in such partnership to the extent permitted under Section 7.02.

Section 7.12 Amendments to Constitutive Documents. Amend, or permit any of its Restricted Subsidiaries to amend its certificate of incorporation or bylaws or other constitutive documents in a manner adverse to the Lenders.

Section 7.13 [Reserved.]

Section 7.14 [Reserved.]

Section 7.15 [Reserved.]

Section 7.16 Capital Expenditures. Make, or permit any of its Restricted Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and its Restricted Subsidiaries to exceed the amount, if any, set forth in the Approved Bridge Budget (without giving effect to any permitted variance) during the term of the Facility.

ARTICLE VIII

HOLDINGS COVENANTS

Section 8.01 Business of Holdings. So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, Holdings shall not engage in any business or activity other than (a) the ownership of all outstanding Equity Interests in the Borrower (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities of Holdings or the consolidated group of companies including the Loan Parties, (d) the performance of obligations under the Loan Documents to which it is a party, (e) performing its obligations pursuant to the Senior Notes Indenture, the First Lien Loan Documents and ancillary documentation relating to the Senior Notes and the First Lien Loan Documents and (f) activities incidental to the businesses or activities described in clauses (a)-(e).

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.01 Events of Default. Any of the following events referred to in any of clauses (a) through (m) inclusive of this Section 9.01 shall constitute an “Event of Default”:

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 2.17, Section 6.03(a) or Section 6.05 (solely with respect to the Borrower), Section 6.01(g), Section 6.12, Section 6.13(b), Section 6.20, Section 6.21, Article VII or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 9.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for fifteen (15) days after receipt by the Borrower of written notice thereof by the Administrative Agent or the Requisite Lenders; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, all such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all such Indebtedness to be made, prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of the Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days; or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in respect of a claim in excess of the Threshold Amount is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated, stayed or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Loan Party or ERISA Affiliate under Title IV of ERISA in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which would reasonably be expected to exceed the Threshold Amount, (iii) any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an aggregate amount which would reasonably be expected to exceed the Threshold Amount; or (iv) a termination, withdrawal or noncompliance with applicable law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that would reasonably be expected to exceed the Threshold Amount; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control;

(l) Liens. Any Collateral Document or financing statement after delivery thereof pursuant to Section 4.01 or Section 6.11 and, to the extent applicable, timely and proper filing thereof with applicable authorities, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and fully perfected lien on, and security interest in, the Collateral (prior and superior in right to any other Lien except for Permitted Priority Liens) having an aggregate fair market value in excess of $500,000 purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent and the Collateral Agent to maintain possession of certificates actually received by it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements in the applicable jurisdictions as required under the Uniform Commercial Code to continue the perfection of such security interest or the equivalent in the applicable jurisdiction; or

(m) Support Agreement, Backstop Agreement and Forbearance Agreements. There shall occur (i) a default under the Support Agreement, the Backstop Agreement, the Forbearance Agreement or the Senior Notes Forbearance Agreement, in each case which is not cured or waived by the Requisite Lenders in writing within three (3) Business Days after the occurrence thereof, or (ii) a termination of (A) the Support Agreement or the Backstop Agreement or (B) the forbearance of the applicable parties under the Forbearance Agreement or the Senior Notes Forbearance Agreement.

Section 9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Requisite Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) subject to the Intercreditor Agreement, exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, that upon the occurrence of an Event of Default under Section 9.01(f) with respect to the Borrower, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of any Agent or any Lender.

Section 9.03 Application of Funds. If the circumstances described in Section 2.12(g) have occurred, or after the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02 including in any bankruptcy or insolvency proceeding), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 11.04 and amounts payable under Article III) payable to each Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 11.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including, but not limited to, post-petition interest), ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal, of the Loans, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE X

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 10.01 Appointment and Authorization of Agents. (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Notwithstanding any provision contained in this Agreement providing for any action in the Administrative Agent’s reasonable discretion or approval of any action or matter in the Administrative Agent’s reasonable satisfaction, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loans Documents that the Administrative Agent is required to exercise as directed in writing by the Requisite Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law. The Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any other Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any other Agent-Related Person in any capacity.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders hereby irrevocably appoints and authorizes the

Administrative Agent to act as the agent of (and to hold any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X (including Section 10.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through Affiliates, agents, employees or attorneys-in-fact, such sub-agents as shall be deemed necessary by the Administrative Agent, and shall be entitled to advice of counsel, both internal and external, and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 10.03 Liability of Agents. No Agent-Related Person shall (a) be liable to any Lender for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

Section 10.04 Reliance by Agents. (a) Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default”. The Administrative Agent will promptly notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Requisite Lenders in accordance with Article IX; provided, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 10.06 Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

Section 10.07 Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities to the extent incurred by it; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final non-appealable judgment of a court of competent jurisdiction; provided, that, no action taken in accordance with the directions of the Requisite Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.07. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 10.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided, that, such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto, if any. The undertaking in this Section 10.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

Section 10.08 Agents in their Individual Capacities. U.S. Bank and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though U.S. Bank were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, U.S. Bank or its Affiliates may receive information regarding any Loan Party or any Affiliate of a Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

Section 10.09 Successor Agents. The Administrative Agent may resign, or at the direction of the Requisite Lenders may be terminated, in either case upon thirty (30) days’ prior written notice to the Lenders and the Borrower or the Administrative Agent and the Borrower, as applicable. In the case either of a resignation or termination, the Requisite Lenders shall appoint a successor agent for the Lenders. If no successor agent is appointed prior to the effective date of the resignation or termination of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent”, shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring or terminated Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated. After the Administrative Agent’s resignation or termination hereunder, the provisions of this Article X and Section 11.04 and Section 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the notice of resignation or termination, the Administrative Agent’s resignation or termination shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. Lenders assuming the role of Administrative Agent as specified in the immediately preceding sentence shall assume the rights and obligations of the Administrative Agent (including the indemnification provisions set forth in Section 10.07) as if each such Lender were the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Requisite Lenders may reasonably request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring or terminated Administrative Agent, and the retiring or terminated Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.

Section 10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the

Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 2.09 and Section 11.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due to the Administrative Agent under Section 2.09 and Section 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.11 Release of Collateral and Guaranty. (a) The Lenders irrevocably agree: (i) that any Lien on any property granted to or held by the Collateral Agent under any Loan Document shall be automatically released upon termination of the Aggregate Commitments and payment in full of all Obligations and any other obligation (including a guarantee that is contingent in nature), (ii) upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (b) below. The Collateral Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

(b) That any Guarantor shall be automatically released from its obligations under the Guaranty if the termination of the Aggregate Commitments and payment in full of all Obligations and any other obligation (including a guarantee that is contingent in nature) has occurred.

Section 10.12 Other Agents; Arrangers and Managers. None of the Lenders shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 10.13 Appointment of Supplemental Administrative Agents. (a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article X and of Section 11.04 and Section 11.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from any Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Requisite Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) change the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of Loans or, in each case, shall be required for the Lenders or any of them to take any action hereunder,

(ii) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lenders,

(iii) release all or substantially all of the Collateral in any transaction or series of related transactions,

(iv) subordinate or otherwise modify the priority of the Obligations of the Loan Parties hereunder or under any Loan Documents in any respect (including payment priority and lien priority), or subordinate or otherwise modify the priority of the Secured Parties’ Lien on the Collateral, or

(v) amend any provision of this Section 11.01, the definition of “Requisite Lenders,” “Pro Rata Share,” Section 2.05(b)(vi) or Section 9.03;

(b) no amendment, waiver or consent shall, unless in writing and signed by the Requisite Lenders and each Lender specified below for such amendment, waiver or consent:

(i) increase the Commitments of a Lender without the consent of such Lender;

(ii) reduce the principal of, or stated rate of interest on, or stated premium payable on, the Loans owed to a Lender or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or

(iii) postpone any date scheduled for any payment of principal of, or interest on, the Loans pursuant to Section 2.07 or Section 2.08, any date scheduled for payment or for any date fixed for any payment of fees hereunder in each case payable to a Lender without the consent of such Lender; or

(iv) change the order of application of any reduction in the Commitments or any prepayment of Loans from the application thereof set forth in the applicable provision of Section 2.05(b)(vi) in any manner that materially adversely affects the Lenders under a Facility without the consent of holders of a majority of the Commitments or Loans outstanding under such Facility; and

(c) no amendment, waiver or consent shall change or amend (i) the definition of “Change of Control” without the consent of Lenders holding at least 90% of the Total Outstanding or (ii) any provision of Section 2.13 without the consent of the Lenders holding at least 66 2/3% of the Total Outstandings, in each of the foregoing clauses (i) and (ii), but excluding any Defaulting Lenders.

Notwithstanding anything to the contrary contained in this Section 11.01, any guarantees, collateral security documents and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Collateral Agent and the Requisite Lenders acting on the advice of counsel and may be, together with this Agreement, amended, supplemented and waived with the consent of the Collateral Agent and the Requisite Lenders acting on the advice of counsel, at the request of the Borrower if such amendment, supplement or waiver is delivered in order to (i) cure ambiguities, omissions, mistakes or defects or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Section 11.02 Notices and Other Communications; Facsimile and Electronic Copies. (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission) (and, as to service of process, only in writing and in accordance with applicable law) and, to the extent set forth in Section 11.02(e), in an electronic medium and delivered as set forth in Section 11.02(e). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties from time to time; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrower, the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 11.02(b)), when delivered; provided, that, notices and other communications to the Borrower, Administrative Agent, pursuant to Article II shall not be effective until actually received by such Person during the person’s normal business hours. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or electronic transmission of a .pdf copy; provided that original copies are delivered promptly thereafter.

(c) Reliance by Agents and Lenders. The Agents and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.

(d) Notice to other Loan Parties. The Borrower agrees that notices to be given to any other Loan Party under this Agreement or any other Loan Document may be given to the Borrower in accordance with the provisions of this Section 11.02 with the same effect as if given to such other Loan Party in accordance with the terms hereunder or thereunder.

(e) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing Borrowing (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative

Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(f) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(g) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

(h) Each Loan Party hereby acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Loan Party or its securities) (each, a “Public Lender”). Each Loan Party hereby agrees that (i) Communications that are to be made available on the Platform to Public Lenders who notify the Borrower and the Administrative Agent of such Lender’s status as a Public Lender shall be clearly and conspicuously marked by such Loan Party as “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although it may contain sensitive business information and remains subject to the confidentiality undertakings of Section 11.08) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

(i) EACH LENDER ACKNOWLEDGES THAT UNITED STATES FEDERAL AND STATE SECURITIES LAWS PROHIBIT ANY PERSON WITH MATERIAL, NON-PUBLIC INFORMATION ABOUT AN ISSUER FROM PURCHASING OR SELLING SECURITIES OF SUCH ISSUER OR, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, FROM COMMUNICATING SUCH INFORMATION TO ANY OTHER PERSON. EACH LENDER AGREES TO COMPLY WITH APPLICABLE LAW AND ITS RESPECTIVE CONTRACTUAL OBLIGATIONS WITH RESPECT TO CONFIDENTIAL AND MATERIAL NON-PUBLIC INFORMATION. Each Lender that is not a Public Lender confirms to the Administrative Agent that such Lender has adopted and will maintain internal policies and procedures reasonably designed to permit such Lender to take delivery of Restricting Information (as defined below) and maintain its compliance with applicable law and its respective contractual obligations with respect to confidential and material non-public information. A Public Lender may elect not to receive Communications and Information that contains material non-public information with respect to the Loan Parties or their securities (such Communications and Information, collectively, “Restricting Information”), in which case it will identify itself to the Administrative Agent as a Public Lender. Such Public Lender shall not take delivery of Restricting Information and shall not participate in conversations or other interactions with the Agent Parties, any Lender or any Loan Party concerning the Facility in which Restricting Information may be discussed. No Agent Party, however, shall by making any Communications and Information (including Restricting Information) available to a Lender (including any Public Lender), by participating in any conversations or other interactions with a Lender (including any Public Lender) or otherwise, be responsible or liable in any way for any decision a Lender (including any Public Lender) may make to limit or to not limit its access to the Communications and Information. In particular, no Agent Party shall have, and the Administrative Agent, on behalf of all Agent Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender (including any Public Lender) has elected to receive Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material nonpublic information or such Lender’s compliance with applicable laws related thereto. Each Public Lender acknowledges that circumstances may arise that require it to refer to Communications and Information that might contain Restricting Information. Accordingly, each Public Lender agrees that it will nominate at least one designee to receive Communications and Information (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Public Lender’s Administrative Questionnaire. Each Public Lender agrees to notify the Administrative Agent in writing from time to time of such Public Lender’s designee’s address to which notice of the availability of Restricting Information may be sent. Each Public Lender confirms to the Administrative Agent and the Lenders that are not Public Lenders that such Public Lender understands and agrees that the Administrative Agent and such other Lenders may have access to Restricting Information that is not available to such Public Lender and that such Public Lender has elected to make its decision to enter into this Agreement and to take or not take action under or based upon this Agreement, any other Loan Document or related agreement knowing that, so long as such Person remains a Public Lender, it does not and will not be provided access to such Restricting Information. Nothing in this Section 11.02(i) shall modify or limit a Lender’s (including any Public Lender) obligations under Section 11.08 with regard to Communications and Information and the maintenance of the confidentiality of or other treatment of Communications or Information.

(j) Notwithstanding anything to the contrary in this Agreement or the Loan Documents, if the Borrower determines that any information required to be delivered pursuant to the terms of this Agreement or any of the Loan Documents is material non public information within the meaning of Regulation FD of the Exchange Act (any such information, “MNPI”), the Borrower shall not be obligated to deliver any such MNPI to any Agent or any Lender unless and until, such recipient has executed a confidentiality agreement under which such recipient has agreed to hold as confidential, subject to customary exceptions, and not disclose, subject to customary exceptions, any such MNPI for a period ending no earlier than April 11, 2013 (which confidentiality agreement (x) in the case of a Lender, shall contain confidentiality arrangements substantially similar to the arrangements set forth in those certain confidentiality agreements between the Borrower and Centerbridge Advisors II, LLC, dated as of October 13, 2011, and the Borrower and Redwood Capital Management, LLC, dated as of October 17, 2011, other than with respect to the release date of April 11, 2013, and (y) in the case of the Agents, shall be deemed to be the confidentiality arrangements contained in Section 11.08 hereof).

Section 11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 11.04 Attorney Costs and Expenses. The Borrower shall pay (i) (a) other than with respect to the fees and out-of-pocket costs and expenses of counsel and financial advisors to the Agents and the Lenders, all reasonable and out-of-pocket costs and expenses of the Agents and each Lender and (b) with respect to the fees and out-of-pocket costs and expenses of counsel and financial advisors to the Agents and the Lenders, reasonable fees and out-of-pocket costs and expenses of the following: (1) Stroock & Stroock & Lavan LLP, its Delaware counsel and its Dutch counsel, if any, (2) Kirkland & Ellis LLP and its Delaware counsel, (3) Houlihan Lokey Capital, Inc. and (4) upon three days’ prior notice, other professional advisors hired by any of the foregoing counsel named or referenced above (all of the foregoing professionals, collectively, “Professionals”), in each case, incurred in connection with the syndication of the Facility and the preparation, execution, delivery, administration, amendment or waiver of the Loan Documents; and (ii) all out-of-pocket expenses of the Agents and each

Lender (including the fees, disbursements and other charges of the Professionals) in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents, including in connection with workouts, refinancings or restructurings. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other reasonable and documented out-of-pocket expenses incurred by any Agent. The agreements in this Section 11.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 11.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion. Notwithstanding the foregoing, following the Closing Date the current cash resimbursement of any of the foregoing fees, costs and expenses shall not be required if payment thereof would violate the terms of the First Lien Credit Agreement but in each such case will accrue and be payable on the Maturity Date or, if earlier, such date as the Outstanding Amount becomes due and payable hereunder. Without limitation to any of the foregoing, the Borrower shall pay to the Agents all amounts payable under the Agent’s Fee Letter when due thereunder.

Section 11.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and each of their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (each, an “Indemnitee”, and collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, taxes, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including (a) prior to the occurrence and continuance of an Event of Default, one counsel to the Administrative Agent and the Lenders (and one local counsel in each applicable jurisdiction and, in the event of any actual conflict of interest, one additional counsel to the affected parties) and (b) after an Event of Default has occurred and is continuing, all Attorney Costs of counsel to the Agents and the Lenders payable under Section 11.04 which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Materials on, at, under or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related to the Borrower, any Subsidiary or any other Loan Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee and whether brought by an Indemnified Party, a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnified Party is a party thereto and whether or not any of the transactions contemplated hereby are consummated; provided, that, such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document. All amounts due under this Section 11.05 shall be paid within ten (10) Business Days after demand therefor. The agreements in this Section 11.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.06 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate.

Section 11.07 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, except as otherwise provided herein (including without limitation as permitted under Section 7.04), neither Holdings nor the Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the requirements of Section 11.07(b), (ii) by way of participation in accordance with the provisions of Section 11.07(e) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of and the Loans at the time owing to it) without the consent of any of the Loan Parties or their Affiliates or any other Person.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless the Administrative Agent otherwise consents, provided, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption;

(C) the Assignee, if it was not already a Lender prior to the relevant assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and any documentation required by Section 3.01(f);

(D) notwithstanding anything to the contrary set forth in this Section 11.07, Assignments to an Assignee that is a Loan Party or an Affiliate of any Loan Party shall not be permitted; and

(E) if such assignment is to a Person not already a Lender, shall have been offered to each other Lender (on the same terms and conditions as proposed by such Person) and shall have been declined by the other Lenders.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(d) and receipt by the Administrative Agent from the parties to each assignment of a processing and recordation fee of $3,500, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be party to this Agreement as a Lender with respect to the interest assigned and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement in addition to any rights and obligations otherwise held by such assignee as a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05). Upon request, and the surrender by the assigning Lender of its Note (if any), the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall not be an effective assignment hereunder.

(c) [Reserved.]

(d) The Administrative Agent, acting, solely for purposes of Treasury Regulations Section 5f.103-1(c), as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of the Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a), (b) or (c) that directly affects such Participant. Subject to Section 11.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements of Section 3.01(e) and Section 3.01(f)), 3.04 and 3.05 (through the applicable Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.13 as though it were a Lender. Any Lender that sells participations shall maintain a register meeting the requirements of Treasury Regulations Section 5f.103-1(c) (or any successor regulation), on which it enters the name and the address of each Participant and the principal amounts of each Participant’s participation interest in the Commitments and/or Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation interest as the owner thereof for all purposes notwithstanding any notice to the contrary. In maintaining the Participant Register, such Lender shall be acting as the agent of the Borrower solely for purposes of Treasury Regulations Section 5f.103-1(c) and undertakes no other duty, responsibility or obligation to the Borrower (including, without limitation, in no event shall such Lender be considered a fiduciary of the Borrower for any purpose). In addition to maintaining the Participant Register, such Lender shall, upon request, show the Participant Register to the Borrower.

(e) A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) [Reserved.]

(h) Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

Section 11.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information and to not use or disclose such information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority or examiner regulating any Lender; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any pledgee referred to in Section 11.07(f), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.08 by the disclosing party; (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); or (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the

Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Borrowings. For the purposes of this Section 11.08, “Information” means all information received from any Loan Party or its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, relating to Holdings, the Borrower or any of their subsidiaries or their business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 11.08, including, without limitation, information delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

Section 11.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided, that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 11.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

Section 11.10 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile transmission or electronic transmission of a .pdf copy of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document; provided, that, original signatures shall be promptly delivered thereafter, it being understood that that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or electronic transmission.

Section 11.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided, that, the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 11.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 11.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.14 GOVERNING LAW. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (EXCEPT, WITH RESPECT TO ANY OTHER LOAN DOCUMENT, AS OTHERWISE EXPRESSLY PROVIDED THEREIN).

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, HOLDINGS, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 11.15 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND,

ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.15 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.16 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and Holdings and the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 11.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent would purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 11.18 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 11.18 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 11.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act. The Borrower agrees to provide, and to cause each other Loan Party to provide, such information promptly upon request.

Section 11.20 Dutch Pledge. The Lenders and each other Secured Party hereby consent to the creation, for purposes of vesting valid security in the applicable security collateral under Dutch law, of the Parallel Debt as defined under and created by the WSI Pledge Documents over shares in Aquilex Welding Services B.V.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

/S/ AQUILEX HOLDINGS LLC

By:	AQUILEX ACQUISITION SUB III, LLC

	By:	AQUILEX HOLDCO L.P., its sole member

		By:	AQUILEX HOLDCO GP, LLC,
its general partner

			By:	ONTARIO TEACHERS’ PENSION PLAN BOARD, its sole member
By: /s/ Russell Hammond
Name: Russell Hammond
Title: Director

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/S/ U.S. BANK NATIONAL ASSOCIATION
as Administrative Agent

By:	/s/ Michael M. Hopkins
Name: Michael M. Hopkins
Title: Vice President

/S/ U.S. BANK NATIONAL ASSOCIATION
as Collateral Agent

By:	/s/ Michael M. Hopkins
Name: Michael M. Hopkins
Title: Vice President

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LENDERS:

/S/CENTERBRIDGE CAPITAL PARTNERS SBS II, L.P.

By:	/s/ Jeff Gelfand
Name: Jeff Gelfand
Title: Authorized Signatory Senior Managing Director

[Signature Page to Credit Agreement]

/S/ CCP II DEBT ACQUISITION, L.P.

By:	/s/ Jeff Gelfand
Name: Jeff Gelfand
Title: Authorized Signatory Senior Managing Director

[Signature Page to Credit Agreement]

/S/ CCP II DEBT AQLX I, LLC

By:	/s/ Jeff Gelfand
Name: Jeff Gelfand
Title: Authorized Signatory Senior Managing Director

[Signature Page to Credit Agreement]

/S/ REDWOOD MASTER FUND, LTD.

By:	REDWOOD CAPITAL MANAGEMENT, LLC, its Investment Manager

By:	/s/ Jonathan Kolatch
Name: Jonathan Kolatch
Title: Managing Member

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/S/ FS INVESTMENT CORPORATION

By:	GSO /BLACKSTONE DEBT FUNDS MANAGEMENT LLC, as Sub-Adviser

By:	/s/ Daniel H. Smith
Name: Daniel H. Smith
Title: Authorized Signatory

[Signature Page to Credit Agreement]